UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Hughes Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11717 Exploration Lane

Germantown, MD 20876

March 19, 2009

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”), which will be held on Wednesday, April 15, 2009 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The attached Notice of Annual Meeting of Stockholders and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Officers of the Company will be present at the Annual Meeting to respond to any questions that stockholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on the Company’s financial performance for the year ended December 31, 2008.

Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please read the Proxy Statement and provide instructions for voting your shares by mail, telephone or via the Internet so that your shares will be represented. Returning the proxy card by mail or voting your shares by telephone or the Internet will not prevent you from voting in person at the meeting, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors of the Company and all of our employees, we thank all of our stockholders for your continued interest and support.

Sincerely yours,

Pradman P. Kaul

Chief Executive Officer and President

11717 Exploration Lane

Germantown, MD 20876

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 15, 2009

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Hughes Communications, Inc. (the “Company”) will be held on Wednesday, April 15, 2009 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

2.	To approve an amendment to the Hughes Communications, Inc. 2006 Equity and Incentive Plan;

3.	To approve the Hughes Network Systems, LLC Amended and Restated Bonus Unit Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company for the year ending December 31, 2009; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has established March 6, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, we may adjourn the Annual Meeting in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Dean A. Manson,

Secretary

March 19, 2009

HUGHES COMMUNICATIONS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

April 15, 2009

PROPOSAL 4. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	49
Principal Accountant Fees and Services	49
Audit Committee Approval Policy	49
Audit Committee Report	50
OTHER MATTERS	50
PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS	50
ANNUAL REPORT	51

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement, the proxy card, and the combined 2008 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 are being made available to you on or about March 19, 2009. The Board of Directors (the “Board of Directors”) of Hughes Communications, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Board of Directors is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Our proxy materials are available at www.proxyvote.com. You must have your proxy card available when you access the website.

Date, Time and Place

The Annual Meeting will be held on Wednesday, April 15, 2009 at 10:00 a.m., Eastern Time, at the Company’s headquarters located at 11717 Exploration Lane, Germantown, Maryland 20876.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	To elect seven (7) directors to hold office until the Company’s next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To approve an amendment to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (the “2006 Plan”);

3.	To approve the Hughes Network Systems, LLC Amended and Restated Bonus Unit Plan (the “Bonus Unit Plan”);

4.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accountant of the Company for the year ending December 31, 2009; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date; Stockholders Entitled to Vote

The close of business on March 6, 2009 has been established by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

At the close of business on the record date, there were 21,604,520 shares of our common stock outstanding and entitled to vote held by approximately 846 holders of record and approximately 9,440 beneficial holders. Each share of our common stock entitles the holder to one vote at the Annual Meeting on all matters properly presented at the meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our headquarters at 11717 Exploration Lane, Germantown, Maryland 20876 for purposes pertaining to the Annual Meeting, during normal business hours for a period of ten (10) days prior to the Annual Meeting and at the time and place of the Annual Meeting.

Quorum

A quorum, consisting of the holders of one-third of the shares of the Company’s issued and outstanding capital stock entitled to vote as of the record date, must be present in person or by proxy before any action may be taken at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for the purposes of determining a quorum. A broker “non-vote” occurs when a stockholder fails to provide voting instructions to his or her broker for shares held in “street name” (i.e. shares held in a broker, bank or other nominee account). Under those circumstances, a stockholder’s broker may be authorized to vote for the stockholder on some routine items, but is prohibited from voting on other items. Those items for which a stockholder’s broker cannot vote result in broker “non-votes.”

Votes Required

Vote Required to Elect the Directors (Proposal 1)

The seven (7) nominees for director receiving the greatest number of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, will be elected as directors.

Vote Required to Approve the Amendment to the 2006 Plan (Proposal 2)

The affirmative vote of a majority of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, is required to approve the amendment to the 2006 Plan.

Vote Required to Approve the Bonus Unit Plan (Proposal 3)

The affirmative vote of a majority of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, is required to approve the Bonus Unit Plan.

Vote Required to Ratify the Appointment of Our Independent Registered Public Accountant (Proposal 4)

The affirmative vote of a majority of votes, cast in person or by proxy by holders of our capital stock entitled to vote at the meeting, is required to ratify the appointment of Deloitte & Touche as our independent registered public accountant for the year ending December 31, 2009.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a stockholder abstains from voting on Proposal 1, it will have no effect. If a stockholder abstains from voting on Proposal 2, 3, or 4, it will have the same effect as a vote against the proposal. If a stockholder does not return a proxy card or does not submit a vote by Internet or telephone, it will have no effect on the vote for Proposals 1, 2, 3, or 4. If a proxy card is returned without indication as to how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1, 2, 3 and 4.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the Annual Meeting in the manner directed by you. All shares voted via the Internet or by telephone by 11:59 p.m. Eastern Time on April 14, 2009 or represented by a properly executed proxy card received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in the manner specified by the holders thereof. You may vote by mail, via the Internet, by telephone, or in person at the Annual Meeting.

•	Mail. To vote by mail, complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

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Internet. To vote via the Internet, go to www.proxyvote.com. Have your proxy card available and follow the instructions for voting that appear on the website to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 14, 2009. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder.

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Telephone. To vote by telephone, call 1-800-690-6903. Have your proxy card available and use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 14, 2009.

The Internet and telephone voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions and confirm that their instructions have been recorded properly. Stockholders who vote by Internet or telephone need not return a proxy card by mail.

If you hold your shares in street name through a bank, broker or other intermediary, you are a “beneficial owner” of our common stock. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

Every stockholder’s vote is important. Accordingly, you should provide your voting instructions to the Company by mail, telephone or the Internet or to your broker or other nominee, whether or not you plan to attend the Annual Meeting in person.

Revoking Your Proxy or Changing Your Vote

Whether stockholders submit their proxies by Internet, telephone or mail, a stockholder has the power to revoke his or her proxy or change his or her vote at any time prior to the date of the Annual Meeting. You can revoke your proxy or change your vote by:

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sending either (i) a written notice of the revocation of your proxy or (ii) an executed proxy card bearing a date later than your original proxy by mail to our Secretary, Dean A. Manson, at 11717 Exploration Lane, Germantown, Maryland 20876 for receipt prior to the Annual Meeting;

•	submitting another proxy with a later date than your original proxy (either by Internet, telephone or mail); or

•	attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given.

Solicitation of Proxies

This solicitation is being made on behalf of our Board of Directors. We will pay the costs related to the printing and mailing of this Proxy Statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the solicitation of proxies and to verify records relating to the solicitation. Broadridge will receive a fee for its services of approximately $18,300 plus associated costs and expenses.

Attending the Meeting

Stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the Annual Meeting, please bring valid photo identification and proof of ownership of your shares of our common stock to the Annual Meeting. Examples of acceptable proof of ownership include a letter from your bank or broker stating that you owned shares of our capital stock as of the close of business on March 6, 2009 or a brokerage account statement indicating that you owned shares of our capital stock as of the close of business on March 6, 2009.

CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the National Association of Securities Dealers Automated Quotations System Global Select Market (NASDAQ). NASDAQ rules generally require that a majority of our directors and all of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent. We rely on the controlled company exception contained in NASDAQ Marketplace Rule 4350 for exemption from these independence requirements. Pursuant to NASDAQ Marketplace Rule 4350, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the compensation committee and nominating committee of such company be comprised solely of independent directors. As of March 6, 2009, Apollo Investment Fund IV, L.P. and its affiliates (collectively, “Apollo”) had approximately 57.44% of the voting power of the Company, which qualifies the Company as a controlled company eligible for exemption under the rule.

In making its determination of independence, the Board of Directors considers certain categorical standards of independence as set forth in stock exchange corporate governance rules and all relevant facts and circumstances to ascertain whether there is any relationship between a director and the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of the director. Under these standards and criteria, our Board of Directors has determined that O. Gene Gabbard, Lawrence Ruisi and Michael Weiner are independent as defined in applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules and regulations and that each constitutes an “Independent Director” as defined in NASDAQ Marketplace Rule 4200.

Disclosure Committee

The current members of the Disclosure Committee include: Pradman Kaul, Chief Executive Officer and President; Grant A. Barber, Executive Vice President and Chief Financial Officer; Dean A. Manson, Senior Vice President, General Counsel and Secretary; T. Paul Gaske, Executive Vice President; Bahram Pourmand, Executive Vice President; Adrian Morris, Executive Vice President; Thomas J. McElroy, Chief Accounting Officer; and Deepak V. Dutt, Vice President, Treasurer and Investor Relations Officer. The following officers of Hughes Network Systems, LLC (“HNS”), our wholly-owned subsidiary, also serve on the Disclosure Committee: Sandi Kerentoff, Senior Vice President, Human Resources and Administration; John McEwan, Senior Vice President-Operations; and Shane Shrader, Director of Internal Audit. The Disclosure Committee is governed by a written charter. Among its tasks, the Disclosure Committee discusses and reviews disclosure issues to reasonably ensure compliance by the Company with our Disclosure Control and Procedure Policy and the rules and regulations of the SEC regarding public disclosure and to provide complete and accurate disclosure to our stockholders and the public.

Code of Ethics

We have adopted a written code of ethics, the “Amended and Restated Code of Ethics for Chief Executive and Senior Financial Officers,” which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers who perform similar functions (each, a “Selected Officer”). Our code of ethics is available on our website at www.hughes.com or you may request a free copy of our code of ethics from:

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, MD 20876

Attn: Sandi Kerentoff

To date, there have been no waivers under our code of ethics. We intend to disclose any changes in or waivers from our code of ethics applicable to any Selected Officer by filing a Form 8-K.

Stockholder Communications with Directors

Any interested stockholder desiring to communicate with our non-management directors may contact them through our Secretary, Dean A. Manson, whose address is Hughes Communications, Inc. 11717 Exploration Lane, Germantown, Maryland 20876.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 6, 2009 by (i) each person known to beneficially own more than 5% of our common stock; (ii) each current director and nominee for director; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group. No individual director, nominee for director or named executive officer owns more than 1% of the outstanding shares of our common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Class
Common Stock	Apollo Investment Fund IV, L.P.(1)(2) Two Manhattanville Road Purchase, New York 10577	12,408,611	57.44%
Common Stock	Harbinger Capital Partners(3) Master Fund I, Ltd. c/o International Fund Services Third Floor Bishop Square Redmonds Hill; Dublin, Ireland L2	1,165,486	5.39%
Common Stock	Bank of America Corporation(4) 100 North Tryon Street, Floor 25 Charlotte, North Carolina 28255	1,251,825	5.79%
Common Stock	Solus Alternative Asset Management LP(5) 430 Park Avenue New York, NY 10022	2,150,000	9.95%
Common Stock	Pradman P. Kaul(6)	9,032	*
Common Stock	Grant Barber(7)	15,111	*
Common Stock	T. Paul Gaske(8)	9,406	*
Common Stock	Adrian Morris(9)	9,477	*
Common Stock	Bahram Pourmand(10)	9,477	*
Common Stock	Andrew D. Africk(11)	50,000	*
Common Stock	O. Gene Gabbard(12)	25,000	*
Common Stock	Jeffrey A. Leddy(13)	100,000	*
Common Stock	Lawrence J. Ruisi(14)	25,000	*
Common Stock	Aaron J. Stone(15)	37,500	*
Common Stock	Michael D. Weiner(16)	37,500	*
Common Stock	Members of the board of directors and executive officers as a group (11 persons)(17)	327,503	1.51%

*	Indicates beneficial ownership of less than 1%.
(1)	Consists of 10,164,416 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., 417,834 shares of common stock owned by AP/RM Acquisition, LLC, 512,198 shares of stock beneficially owned by Apollo Overseas Partners IV, L.P., 527,730 shares of common stock beneficially owned by ST/RRRR LLC and 786,433 shares of common stock beneficially owned by AIF IV/RRRR LLC.
(2)	Andrew Africk and Aaron Stone, members of our Board of Directors and the Board of Managers of Hughes Network System, LLC and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.

(3)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on March 6, 2009 by Harbinger Capital Partners Master Fund I, Ltd. Consists of 1,165,486 shares of our common stock owned by Harbinger Capital Partners Master Fund I, Ltd., which may be deemed to share beneficial ownership with Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce.
(4)	Based on Schedule 13G filed with the SEC on February 12, 2009 by Bank of America Corporation. Consists of (i) 1,001,825 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with NB Holdings Corporation, BAC North America Holding Company and BANA Holding; (ii) 2,442 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with Bank of America, N.A.; (iii) 1,635 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with Columbia Management Group, LLC; (iv) 550 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with Columbia Management Advisors, LLC; (v) 250,000 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with NMS Services, Inc.; and (vi) 807 shares of our common stock owned by Bank of America Corporation which may be deemed to share beneficial ownership with Banc of America Investment Advisors, Inc.
(5)	Based on Schedule 13G/A filed with the SEC on February 17, 2009 by Solus Alternative Asset Management LP. Consists of 2,150,000 shares of our common stock owned by Solus Alternative Asset Management LP which may be deemed to share beneficial ownership with Solus GP LLC and Christopher Pucillo.
(6)	Consists of 8,969 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the 2006 Equity and Incentive Plan (the “Plan”) and 63 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Kaul also owns 1,073 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(7)	Consists of 15,000 shares of common stock received by Mr. Barber upon the exercise of options granted under the Plan and 111 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Barber also owns 400 HNS Class B membership interests, which are subject to time vesting requirements as set forth in his employment agreement with us.
(8)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Gaske also owns 465 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(9)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Morris also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(10)	Consists of 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008. Mr. Pourmand also owns 359 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(11)	Includes options to purchase 3,750 shares of our common stock, which are currently exercisable and 25,000 shares of restricted stock granted under the Plan. Andrew Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(12)	Consists of 25,000 shares of restricted stock granted under the Plan.
(13)	Includes options to purchase 20,000 shares of our common stock which are currently exercisable and 15,000 shares of restricted stock granted under the Plan. Mr. Leddy also owns 600 HNS Class B membership interests, which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and HNS.
(14)	Consists of 25,000 shares of restricted stock granted under the Plan.
(15)	Includes options to purchase 12,500 shares of our common stock which are currently exercisable and 25,000 shares of restricted stock granted under the Plan. Aaron Stone is a partner of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Stone disclaims beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo.
(16)	Consists of 25,000 shares of restricted stock granted under the Plan and options to purchase 12,500 shares of our common stock which are currently exercisable.
(17)	Messrs. Africk and Stone, members of our Board of Directors and HNS’ Board of Managers and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of our common stock that are beneficially owned by Apollo. See footnote numbers 1, 11 and 15 above. Includes options to purchase an aggregate of 36,250 shares of our common stock that are currently exercisable.

The Company owns 100% of the Class A, or voting, membership interests of Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”). Certain of our directors, nominees for director and executive officers own Class B, or non-voting, membership interests in HNS. The following table sets forth information regarding the beneficial ownership of HNS’ Class B membership interests as of March 6, 2009 by: (i) each current director and nominee for director; (ii) each of our named executive officers; and (iii) all of our directors and named executive officers as a group. Except as otherwise indicated, each individual named has sole investment power with respect to the shares owned.

Title of Class	Name of Beneficial Owner	Number of Units	Percentage of Class
HNS Class B membership interests	Pradman P. Kaul(1)	1,073	29.35%
HNS Class B membership interests	Grant Barber(2)	400	10.94%
HNS Class B membership interests	T. Paul Gaske(3)	465	12.72%
HNS Class B membership interests	Adrian Morris(4)	359	9.82%
HNS Class B membership interests	Bahram Pourmand(5)	359	9.82%
HNS Class B membership interests	Jeffrey A. Leddy(6)	600	16.41%

HNS Class B membership interests	Members of the board of managers and executive officers as a group (6 persons)	3,256	89.06%

(1)	Consists of 1,073 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Kaul’s employment agreement. Mr. Kaul also owns 8,969 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 63 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(2)	Consists of 400 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Barber’s employment agreement. Mr. Barber also owns 15,000 shares of our common stock granted as options he exercised under the Plan and 111 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(3)	Consists of 465 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Gaske’s employment agreement. Mr. Gaske also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 55 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(4)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Morris’ employment agreement. Mr. Morris also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(5)	Consists of 359 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in Mr. Pourmand’s employment agreement. Mr. Pourmand also owns 9,351 shares, net of shares withheld for the payment of taxes, of our common stock granted as restricted stock that vested on March 24, 2008 under the Plan and 126 shares of our common stock received upon the exchange of HNS Class B membership interests on May 28, 2008.
(6)	Consists of 600 of our Class B membership interests which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and us. Mr. Leddy also owns 100,000 shares of our common stock including vested options to purchase 20,000 shares of HCI common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms.

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, none of our directors or executive officers failed to file on a timely basis any Form 3, 4 or 5 with the SEC in 2008.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors determines the number of directors that serve on our Board of Directors, which under our Bylaws must consist of not less than one (1) and not more than nine (9) members. The Board of Directors has currently fixed the number at seven (7) members.

Each of the seven (7) nominees, if elected, will serve one year until the Company’s 2010 Annual Meeting of Stockholders and until a successor has been elected and qualified. Each nominee was recommended by the Board of Directors and has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

Name	Principal Occupations
Pradman P. Kaul Director, Chief Executive Officer and President Age: 62	Mr. Kaul has been our Chief Executive Officer (“CEO”) and President as well as a member of our Board of Directors since February 2006, and has been HNS’ CEO and President since 2000. Mr. Kaul was appointed to, and has served as Chairman of, HNS’ Board of Managers since April 22, 2005. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. Before joining HNS in 1973, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul is a member of the National Academy of Engineering and serves on the Board of Directors of Primus Telecom in the United States.

Andrew D. Africk Director Age: 42	Mr. Africk has been a director since December 2005. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk also serves on the Board of Directors of Hughes Telematics and SOURCECORP, Incorporated. Mr. Africk serves as the chairman of our Nominating and Corporate Governance Committee and our Compensation Committee and also serves on HNS’ Board of Managers.

O. Gene Gabbard Director Age: 68	Mr. Gabbard has been a director since June 2006. He is a private investor who has more than 25 years of general management experience in the telecommunications and technology sectors. Mr. Gabbard is a member of the board of directors of COLT Telecom, SA, Luxembourg, a pan-European provider of business communications services. He is also a member of the Board of Directors of Knology, Inc., West Point, Georgia, Trillion Partners, Austin, Texas and NetCracker, Inc., Waltham, Massachusetts. From August 1990 to January 1993, Mr. Gabbard was Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard serves on our Audit Committee.

Name	Principal Occupations
Jeffrey A. Leddy Director Age: 53	Mr. Leddy has been a director since our formation in June 2005. Mr. Leddy was our President from our formation in June 2005 until February 2006 and our Chief Executive Officer from November 2005 until February 2006. Mr. Leddy is currently the Chief Executive Officer of Hughes Telematics. He previously served as SkyTerra’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also serves on the Board of Directors of Hughes Telematics and Hughes Systique Corporation and on the Board of Managers of HNS. Mr. Leddy served on our Compensation Committee from August 6, 2008 to March 4, 2009.

Lawrence Ruisi Director Age: 60	Mr. Ruisi has been a director since June 2006. He is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi also serves on the boards of directors of Innkeepers USA, a privately held hotel real estate investment trust and Adaptec, Inc., a data storage provider to OEMs. Mr. Ruisi has over twenty years of experience in the entertainment industry during which he held various senior executive positions. He was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. Mr. Ruisi serves as the chairman of our Audit Committee.

Aaron J. Stone Director Age: 36	Mr. Stone has been a director since December 2005. Mr. Stone is a senior partner of Apollo Advisors, L.P. which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone also serves on the Board of Directors of AMC Entertainment Inc. and Connections Academy, LLC, and on the Board of Managers of HNS. Mr. Stone serves on our Compensation Committee and Nominating and Corporate Governance Committee.

Michael Weiner Director Age: 56	Mr. Weiner has been a director since December 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner serves on our Audit Committee.

The Board of Directors recommends a vote FOR the election of each of the nominees.

Composition of the Board of Directors

Our Board of Directors currently consists of seven (7) members. We currently do not have a chairman. Our Board of Directors is elected annually, and each director holds office for a one-year term.

Board of Directors and Board of Directors Committee Meetings; Annual Meeting Attendance

During 2008, our Board of Directors held four regular meetings and one special meeting. The Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All directors, with the exception of Stephen Clark, attended at least 75% of the meetings of the Board of Directors and the meetings of the board committees on which they served during 2008.

The Company does not have a policy regarding board members’ attendance at the Company’s Annual Meeting of Stockholders; however, directors are invited to attend the meetings. One member of the Board of Directors, Pradman Kaul, attended the Company’s 2008 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee selects, on behalf of our Board of Directors, an independent registered public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, reviews and discusses the audited consolidated financial statements with the independent auditors and management and recommends to our Board of Directors whether the audited consolidated financial statements should be included in our Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. The members of our Audit Committee are Messrs. Ruisi, Gabbard and Weiner. Mr. Ruisi serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is an independent director and that Mr. Ruisi is an “audit committee financial expert” under the requirements of NASDAQ and the SEC. During 2008, the Audit Committee held six meetings.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants for our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The current members of our Compensation Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2008, the Compensation Committee held one meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (i) assists the Board of Directors in identifying individuals qualified to serve as members of the Board of Directors; (ii) develops and recommends to the Board of Directors a set of corporate governance principles for the Company; and (iii) oversees the evaluation of the Board of Directors. The members of the Nominating and Corporate Governance Committee are Messrs. Africk and Stone. Mr. Africk serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board of Directors which is available on the Investor Relations page of our website at www.hughes.com. During 2008, the Nominating and Corporate Governance Committee held one meeting.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating all nominees for director. Candidates may come to the attention of the committee through current directors, members of management, stockholders and other persons. The committee, to date, has not engaged a professional search firm. Candidates for director are evaluated at meetings of the committee. Nominees for director are selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, understanding and familiarity with our business, products or markets or similar business products or markets, and willingness to devote adequate time and effort to board responsibilities. The committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of directors. All nominees are evaluated by the committee using the same criteria notwithstanding whether the nominee was recommended by a stockholder or otherwise.

Compensation of Directors

Each of our non-employee directors receives an annual retainer for service on our Board of Directors, along with expenses incurred in connection with attending each meeting. Three members of our Board of Directors, Messrs. Africk, Leddy and Stone, also serve on the HNS Board of Managers but receive no compensation for doing so. Mr. Kaul serves on the Board of Directors of the Company and the Board of Managers of HNS and receives no compensation for doing so. On February 5, 2009, the Company granted 15,000 shares of restricted stock to each of our non-employee directors. The restricted stock awards vest pro-rata over three years. The following table sets forth a summary of the compensation we paid to our non-employee directors for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Andrew D. Africk(2)	$20,000	$86,667	–	–	–	–	$106,667
Stephen H. Clark(3)	10,380	20,423	–	–	–	–	30,803
O. Gene Gabbard(4)	20,000	112,500	–	–	–	–	132,500
Jeffrey A. Leddy(5)	20,000	–	–	–	–	–	20,000
Lawrence J. Ruisi(6)	20,000	112,500	–	–	–	–	132,500
Aaron J. Stone(7)	20,000	86,667	–	–	–	–	106,667
Michael D. Weiner(8)	20,000	86,667	–	–	–	–	106,667

(1)	Amount included in our share-based compensation for 2008 expense for awards granted in 2006.
(2)	Mr. Africk became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Africk received a restricted stock award on February 21, 2006 for 10,000 shares. This award vests over three years: 33.34% on February 21, 2007, 33.33% on February 21, 2008 and 33.33% on February 21, 2009. The grant date fair market value of the restricted stock was $26.00 per share, or $260,000 for the total award value.
(3)	Mr. Clark became a member of our Board of Directors on March 7, 2006 and ceased being a member on July 7, 2008. His compensation was $5,000 per quarter. Mr. Clark was had no reimbursements for board meeting expenses in 2008. Mr. Clark received a restricted stock award on March 7, 2006 for 10,000 shares. This award was scheduled to vest over three years: 33.34% on March 7, 2007, 33.33% on March 7, 2008 and 33.33% on March 7, 2009. The grant date fair market value of the restricted stock was $33.50 per share, or $335,000 for the total award value. Upon ceasing to be a director, Mr. Clark forfeited the 33.33% of the restricted stock that was scheduled to vest on March 7, 2009. The amount listed represents the amount expensed for 2008.
(4)	Mr. Gabbard became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Gabbard was also reimbursed $2,580 in board meeting expenses in 2008. Mr. Gabbard received a restricted stock award on June 16, 2006 for 10,000 shares. This award vests over three years: 33.34% on June 16, 2007, 33.33% on June 16, 2008 and 33.33% on June 16, 2009. The grant date fair market value of the restricted stock was $33.75 per share, or $337,500 for the total award value.
(5)	Mr. Leddy became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. In 2008, Mr. Leddy was also reimbursed $1,044 in board meeting expenses.
(6)

Mr. Ruisi became a member of our Board of Directors on June 16, 2006. His compensation is $5,000 per quarter. Mr. Ruisi was also reimbursed $5,313 in board meeting expenses in 2008. Mr. Ruisi received a restricted stock award on June 16, 2006 for 10,000 shares. This award vests over three years: 33.34% on June 16, 2007, 33.33% on June 16, 2008 and 33.33% on June 16, 2009. The grant date fair market value of the restricted stock was $33.75 per share, or $337,500 for the total award value.

(7)	On February 21, 2006, Mr. Stone became a member of our Board of Directors. His compensation is $5,000 per quarter. Mr. Stone received a restricted stock award on February 21, 2006 for 10,000 shares. This award vests over three years: 33.34% on February 21, 2007, 33.33% on February 21, 2008 and 33.33% on February 21, 2009. The grant date fair market value of the restricted stock was $26.00 per share, or $260,000 for the total award value.
(8)	Mr. Weiner became a member of our Board of Directors on February 21, 2006. His compensation is $5,000 per quarter. Mr. Weiner was also reimbursed $6,307 in board meeting expenses in 2008. Mr. Weiner received a restricted stock award on February 21, 2006 for 10,000 shares. This award vests over three years: 33.34% on February 21, 2007, 33.33% on February 21, 2008 and 33.33% on February 21, 2009. The grant date fair market value of the restricted stock was $26.00 per share, or $260,000 for the total award value.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

Information concerning Pradman P. Kaul, Chief Executive Officer, President and director, is set forth above under “Proposal 1. Election of Directors—Nominees for Director.”

Name	Principal Occupations
Grant A. Barber Executive Vice President and Chief Financial Officer Age: 49	Mr. Barber has been our Executive Vice President and Chief Financial Officer since February 2006 and has served as the Executive Vice President and Chief Financial Officer of HNS since January 2006. From 2003 to 2006, Mr. Barber served first as Controller and then Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. From 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England. Mr. Barber received his Bachelor degree in Business Administration from Wilfrid Laurier University and is a Canadian chartered accountant.

T. Paul Gaske Executive Vice President Age: 55	Mr. Gaske has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, North American division since 1999. Mr. Gaske joined HNS in 1977. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career. Mr. Gaske holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland and a Master of Science degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (IEEE), a published author on satellite networking technologies and markets and the holder of numerous patents in satellite communications and broadband networking.

Bahram Pourmand Executive Vice President Age: 62	Mr. Pourmand has been our Executive Vice President since February 2006 and has also served as HNS’ Executive Vice President, International Division since 1993. Mr. Pourmand joined HNS in 1979 and is currently responsible for all aspects of HNS’ international operations, including oversight of profit and loss, marketing, product development and strategic direction for HNS’ global activities. Prior to joining HNS, Mr. Pourmand was a director with Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in Electrical Engineering from Texas Tech University and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Adrian Morris Executive Vice President Age: 54	Mr. Morris has been our Executive Vice President and HNS’ Executive Vice President, Engineering since February 2006. Prior to that, Mr. Morris had been Senior Vice President of Engineering since 1996. His career began with HNS in 1982 as a hardware design engineer and he has held a variety of technical and management positions throughout his career. Mr. Morris received a Bachelor of Science degree from Trinity College Dublin and a Master of Science degree in Digital Techniques from Heriot Watt University, Edinburgh. Prior to joining HNS, he worked for Ferranti Electronics and Electro Optics Division. Mr. Morris is a co-inventor for a number of patents in digital communications and has authored several published papers. He is also a member of the IEEE.

Name	Principal Occupations
Dean A. Manson Senior Vice President, General Counsel and Secretary Age: 42	Mr. Manson has been our and HNS’ Senior Vice President, General Counsel and Secretary since August 2007, prior to which he was our Vice President, General Counsel and Secretary since February 2006 and HNS’ Vice President, General Counsel and Secretary since November 2004. Mr. Manson also serves as a director or officer for several of our subsidiaries. Before joining HNS in June 2000 as Assistant Vice President, Legal, Mr. Manson was associated with the law firm of Milbank, Tweed, Hadley & McCloy LLP. Mr. Manson earned a Bachelor of Science degree in Engineering from Princeton University and a Juris Doctorate degree from Columbia University School of Law.

Thomas J. McElroy Chief Accounting Officer Age:53	Mr. McElroy has been our Chief Accounting Officer since February 2006. In August 2007, he was appointed Senior Vice President and Controller of HNS and is responsible for all financial accounting and reporting matters for HNS and its global consolidated operations. From June 2006 to September 2007, he was HNS’ Vice President and Controller. Prior to joining HNS in January 1988 as a Director of Finance, Mr. McElroy was a Senior Manager in the audit group for Price Waterhouse & Co. in Washington, DC from 1977 to 1988. He received his Bachelor of Science degree in Accounting from St. Francis University.

Deepak V. Dutt Vice President, Treasurer and Investor Relations Officer Age: 64	Mr. Dutt has been our Vice President, Treasurer and Investor Relations Officer since March 2007. Mr. Dutt has served as Vice President and Treasurer of HNS since January 2001 and as Investor Relations Officer since February 2008. Mr. Dutt joined HNS in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of the Company where he played a lead role in its start-up and in taking it public. Prior to joining our Company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance. He received a Bachelor of Science degree in Engineering from the University of Poona, India.

Cleo V. Belmonte Assistant Secretary Age: 31	Ms. Belmonte has been our Assistant Secretary since March 2007 and Senior Counsel, Securities of HNS since joining the Company in January 2007. Prior to joining HNS, from 2002 to 2006, Ms. Belmonte was an associate with the law firms of Pillsbury Winthrop Shaw Pittman LLP and Patton Boggs LLP where she practiced securities and general corporate law. Ms. Belmonte received Bachelor of Science degrees in Multinational Business Operations, Marketing and Business Management from Florida State University. Ms. Belmonte received a Juris Doctorate degree from the Georgetown University Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our Board of Directors, which we refer to as the Compensation Committee, is responsible for establishing, implementing and continually monitoring the Company’s executive compensation program, including the compensation of our Chief Executive Officer (Pradman Kaul), Chief Financial Officer (Grant Barber), and our three other most highly compensated executive officers (Paul Gaske, Bahram Pourmand and Adrian Morris). We refer to these executives as our named executive officers elsewhere in this Proxy Statement. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. All of our named executive officers are officers and employees of the Company and also provide services to Hughes Network Systems, LLC (“HNS”), our wholly owned subsidiary. All Compensation earned by our named executive officers is paid by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and other compensation paid to our named executive officers is expensed by and for services to the Company.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to closely align the compensation paid to executive officers, including our named executive officers, with the short-term and long-term performance of the Company and to allow the Company to attract, retain and motivate key executives with talent critical to drive long-term success and create stockholder value. The Compensation Committee seeks to achieve this objective by linking a substantial portion of the executive’s total compensation to the achievement of the Company’s financial and operational goals. Our executive compensation program is designed to provide for both guaranteed and incentive compensation based on the Company’s performance, to motivate our executives to achieve the business goals set by the Company and to reward the executives for achieving these goals. Guaranteed compensation consists primarily of base salary. Incentive compensation consists of annual performance bonuses and equity compensation.

Our Compensation Committee evaluates individual and Company performance with a goal of setting compensation at levels that the Compensation Committee believes are competitive with executives in companies of similar size and industry while also reviewing internal comparisons (including performance and levels of responsibility). The Compensation Committee believes that base salaries should be competitive to attract and retain qualified executive officers, that executive officers should be provided with stock ownership opportunities to align their interests with those of the Company’s stockholders and that incentive compensation should be based primarily on the accomplishment of the Company’s performance goals in the interest of building a cohesive management team. We believe that our current executive compensation program provides an overall level of target compensation and compensation opportunity that is appropriate as a relatively new public company. The Compensation Committee’s long term goal is for total compensation for our named executive officers to be at or slightly above the market of our peer group companies, however if a particular officer is far above or below the market, the committee’s goal is to bring that individual in line with the market over time.

Elements of Compensation

Our executive compensation program consists of the following key elements:

•	base salary

•	annual performance bonuses

•	equity compensation

•	perquisites and other compensation

Our executive officers also participate in the Company’s and HNS’ other benefit plans on the same terms as other employees. Our benefit plans include medical and dental coverage, long and short term disability coverage and basic life insurance equal to two times annual base salary. In addition, Pradman Kaul, our Chief Executive Officer, receives enhanced medical coverage for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of his employment agreement by the Company and the Company has agreed to continue to provide this benefit.

Base Salary—Base salaries for our named executive officers are established at the beginning of the term of each executive’s employment agreement based on the executive’s responsibilities and a comparison to competitive market levels for the executive’s job function. The base salaries of our named executive officers are reviewed on an annual basis by the Compensation Committee and at the time of a promotion or a significant change in responsibility. Factors considered for salary increases, although informally applied, are individual and corporate performance, individual level of responsibility, inflation, and contributions to the Company’s overall success. Based on these factors, the Compensation Committee granted salary increases for 2008 equal to 5% of each named executive officer’s 2007 base salary. The Compensation Committee has not yet determined if salary increases will be granted to our named executive officers for 2009.

Annual Performance Bonuses—Our Annual Incentive Plan (the “AIP”) is an annual performance bonus program adopted by the Compensation Committee under our 2006 Equity and Incentive Plan. The AIP is designed to provide cash awards to our executive officers for achieving the Company’s financial and operational goals. The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Our named executive officers and other officers of the Company and HNS participate in the AIP. Annual performance bonuses awarded under the AIP are reviewed and approved by the Compensation Committee and are paid in cash in a lump sum in the first quarter following the completion of each fiscal year. Annual performance bonuses for 2008 were awarded to all of our named executive officers. Pursuant to his employment agreement and the AIP, each executive officer is eligible to receive an annual performance bonus up to an amount equal to a specified percentage of the executive’s annual base salary, which we refer to as the executive’s bonus target. For 2008, based on seniority and level of responsibility, the Compensation Committee set the bonus targets for each of our named executive officers at 100% for Pradman Kaul, 70% for Paul Gaske, and 60% for each of Grant Barber, Adrian Morris and Bahram Pourmand.

The Compensation Committee annually determines a bonus pool for the year based on each executive’s target bonus amount and competitive market levels among the Company’s peer group (as discussed under “Targeted Compensation”) and makes awards under the AIP based on the level to which the Company’s performance targets that are set by the Compensation Committee are met. The Compensation Committee may increase the annual performance bonus paid to the executive up to an additional 50% of the executive’s target bonus amount if the Company’s performance targets are exceeded. The Company performance targets to be used are established at the beginning of each fiscal year. For 2008, the performance target components were HNS’ revenue of $1,075 million, adjusted EBITDA of $150 million, and cash balance of $75.7 million (which we refer to collectively as the Company Performance Targets) and a subjective factor (based on overall Company performance) to be determined by the Compensation Committee. If HNS achieves the annual budgeted amount for each of the Company Performance Targets, the Compensation Committee will award 100% of the bonus pool to the executives that participate in the AIP, with HNS’ revenue, adjusted EBITDA, and cash balance and the subjective factor weighted at 30%, 40%, 15%, and 15%, respectively. If any of the Company Performance Targets fall below 90% of the budgeted amount, no weight will be awarded for that target.

For 2008, the Compensation Committee awarded the following percentages of each named executive officer’s 2008 base salary under the AIP: 112% to Pradman Kaul, 78% to Paul Gaske, and 68% to each of Grant Barber, Bahram Pourmand and Adrian Morris. The actual 2008 AIP amounts awarded to each of our named executive officers are shown in the Summary Compensation Table. The following table sets forth the percentage of the bonus pool that the Compensation Committee could award based on the targets established by the Compensation Committee for 2008 AIP awards:

	Percentage of Budget Amount Achieved
	90%	95%	100%	110%
Revenue	12%	21%	30%	45%
Adjusted EBITDA(1)	0%	30%	40%	60%
Cash balance	9%	12%	15%	22.5%
Subjective	0%	8%	15%	22.5%

Total	21%	71%	100%	150%

(1)	Adjusted EBITDA is defined as earnings (losses) before interest, income taxes, depreciation, amortization, equity incentive plan compensation and other adjustments permitted by the debt instruments of HNS. For the fiscal year ended December 31, 2008, Adjusted EBITDA excludes from GAAP net income of HNS the effects of interest, income taxes, depreciation, amortization, equity incentive compensation, and long-term cash retention compensation. HNS’ adjusted EBITDA is calculated from our audited financial statements by beginning with GAAP net income and (i) adding back interest expense; income tax expense; depreciation and amortization; equity plan compensation expense; and long-term cash retention compensation; then (ii) subtracting interest income. Interest expense and income tax expense appear as line items on the Consolidated Statement of Operations. Depreciation and amortization appear as line items on the Consolidated Statement of Cash Flows. The long-term cash retention compensation ($13.2 million for the year ended December, 31, 2008) and equity plan compensation expense ($5.2 million for the year ended December 31, 2008) appear on the Consolidated Statement of Operations as part of general and administrative expense.

The following table sets forth the actual performance by HNS for each of the Company Performance Targets established by the Compensation Committee for 2008 AIP awards and the corresponding AIP payout associated with each target (dollars in millions):

	Actual Performance	Performance %	Payout
Revenue	$1,059.90	99%	27%
Adjusted EBITDA	$155.40	104%	47%
Cash balance	$100.30	132%	23%
Subjective	–	–	15%

Total			112%

Equity Compensation—Our equity compensation is entirely incentive based compensation and is designed to serve as a retention tool and to provide a long-term incentive to employees directly related to the success of the Company. Our named executive officers are eligible to participate in our 2006 Equity and Incentive Plan which provides for equity awards including restricted stock, stock options, stock appreciation rights and other equity based awards. Each named executive officer is reviewed annually by the Compensation Committee to determine if an equity award is appropriate and the level of any such award, however, the Compensation Committee does not anticipate making awards of equity compensation each year.

On April 24, 2008 each of our named executive officers were awarded options to purchase our common stock under the 2006 Equity and Incentive Plan. Mr. Kaul was awarded 100,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris were awarded 25,000 options. These options are subject to time vesting restrictions and vest 50% on April 24, 2010, 25% on April 24, 2011, and 25% on April 24, 2012. The options have an exercise price of $54.00, the closing price of our common stock on April 24, 2008, the grant date of the options.

In addition to equity compensation that may be granted under the 2006 Equity and Incentive Plan, pursuant to their employment agreements, each of our named executive officers was granted awards of HNS Class B membership interests. Each of Messrs. Kaul, Gaske, Pourmand and Morris were granted Class B membership interests upon the original execution of their employment agreements with HNS in 2005 and Mr. Barber was granted Class B membership interests upon the execution of his employment agreement with the Company in 2006. See “Grants of Plan Based Awards—HNS Class B Membership Interests”.

Perquisites and Other Compensation—We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall executive compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to our named executive officers. Our named executive officers are provided with the following perquisites, which include, without limitation:

•	Car allowance in the amount of $15,702 per year for Mr. Kaul and $13,438 per year for each of Messrs. Barber, Gaske, Pourmand, and Morris.

•

Financial planning services are provided to Mr. Kaul and Mr. Gaske. These services were in place prior to the assumption of their employment agreements by the Company and the Company has agreed to continue to provide these services.

•

Enhanced medical coverage is provided to Mr. Kaul, for which he has no premium payment and no co-payments. This benefit was in place prior to the assumption of Mr. Kaul’s employment agreement by the Company and the Company has agreed to continue to provide this benefit.

Common Stock Ownership Guidelines

We believe that broad-based share ownership by our employees, including our named executive officers, is the most effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. We do not, however, have a formal requirement for share ownership by any group of employees.

Targeted Compensation

Target total compensation for each named executive officer is established by the Compensation Committee primarily based on peer group data. Members of management do not play a role in establishing the target compensation for our named executive officers; however, management recommends to the Compensation Committee the Company Performance Targets that are used to determine the annual performance bonus payments under the AIP. The Compensation Committee, may, in its discretion, use or modify the Company Performance Targets recommended by management. Beginning in 2007, the Company utilized Equilar, a market leader for benchmarking executive and director compensation, to create reports showing the percentile position of each named executive officer compared to the selected peer group for base salary, total cash compensation and total direct compensation. Equilar is an on-line tool used by consultants and companies to obtain competitive information from proxy data. The peer group used for the Equilar benchmarking tool includes: American Tower Corp., CenturyTel, Earthlink, Frontier Communications, Gemstar, Global Crossing, Loral Space & Communications, Mediacom Communications, Primus Telecommunications, RCN Corp., SAVVIS, TW Telecom, ViaSat, and XO Holdings. The peer group used consists of companies against which management and the Compensation Committee believe the Company competes for executive talent and stockholder investment. In making compensation decisions, the Compensation Committee reviews the reports generated by Equilar and compares each element of total compensation against the peer group companies with the goal of setting compensation for our named executive officers at levels similar to that of the peer group companies. The Equilar report for 2008 showed the following results when we were compared to the peer group companies:

Position	Executive	Officer Comparison	HCI Compared to Competitive Market – Proxy Data
			Base Salary Percentile	Total Cash Compensation Percentile	Total Direct Compensation Percentile(1)
Chief Executive Officer and President	Pradman Kaul	CEO	23rd	32nd	33rd
Executive Vice President	T. Paul Gaske	2nd highest paid	18th	41st	39th
Executive Vice President	Bahram Pourmand	3rd highest paid	67th	71st	48th
Executive Vice President	Adrian Morris	4th highest paid	71st	69th	57th
Chief Financial Officer	Grant Barber	CFO	47th	53rd	36th

(1)	Includes intrinsic annualized value of each named executive officer’s interest in the Company through their HNS Class B membership interests. Also includes all compensation received by the executive, including awards under the 2006 Equity and Incentive Plan, averaged over the vesting period.

The Compensation Committee believes that as an executive’s level of seniority and responsibility within the Company increases, a greater percentage of the executive’s compensation should be tied to the Company’s performance. Accordingly, the Compensation Committee set total compensation targets for 2008 as the following:

	Base Salary as a % of Total Compensation	Bonus Target as a % of Total Compensation	Equity Target as a % of Total Compensation(1)
Chief Executive Officer and President	23%	23%	54%
Chief Financial Officer – Executive Vice President	36%	22%	42%
Executive Vice Presidents	32%	21%	47%

(1)	Includes intrinsic annualized value of each named executive officer’s interest in HNS through their HNS Class B membership interests. Also includes all compensation received by the executive, including awards under the 2006 Equity and Incentive Plan, averaged over the vesting period.

Termination and Change of Control Benefits

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change in control of the Company, to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change in control of the Company. Payments are triggered only if the executive is terminated within one year following a change in control of the Company. See “—Potential Payments upon Termination and Change in Control.”

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as interpreted by IRS Notice 2007-49, a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

Our Compensation Committee generally structures our and HNS’ compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, no payment may be made under our compensation program prior to certification by the Compensation Committee that the applicable performance goals have been attained. The Company believes that the compensation paid under our compensation program in 2008 is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2008, 2007 and 2006 the compensation for services in all capacities earned by our named executive officers. All of our named executive officers are officers and employees of the Company and provide services to HNS. All compensation reflected in this section was paid or awarded directly by the Company, which in turn bills HNS for 98% of the base salaries and all other compensation of our named executive officers plus a 2% service fee. The remaining 2% of the base salaries and all other compensation paid to our named executive officers is expensed by, and for service to, the Company. The compensation reflected in the Summary Compensation Table below is for service to both the Company and HNS.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Non- Qualified Deferred Compensation Earnings		All Other Compensation	Total
Pradman Kaul(6)	2008	$637,370	$94,000	$49,986	$366,450	$602,000		$–	$127,183	$1,876,989
Chief Executive Officer	2007	$607,589	$67,000	$219,450	–	$483,000		$–	$114,658	$1,491,697
and President	2006	$576,493	$84,400	$169,464	–	$363,600		$–	$109,721	$1,303,678
Grant Barber(7)	2008	382,351	35,000	68,958	91,613	223,000		–	52,341	853,263
Chief Financial Officer	2007	360,850	30,000	73,000	–	218,000		–	47,465	729,315
	2006	335,266	149,000	60,000	420,000	151,000		–	26,579	1,141,845
Paul Gaske(8)	2008	437,656	45,000	49,986	91,613	290,000		–	71,391	985,646
Executive Vice	2007	406,640	37,000	219,450	–	267,000		–	79,484	1,009,574
President	2006	392,116	46,600	169,464	–	200,400		–	70,616	879,196
Bahram Pourmand(9)	2008	426,754	39,000	49,986	91,613	249,000			62,435	918,788
Executive	2007	407,115	32,000	219,450	–	229,000		–	54,833	942,398
Vice President	2006	417,340	42,000	169,464	–	181,000		–	53,367	863,171
Adrian Morris(10)	2008	367,203	34,000	49,986	91,613	214,000			49,287	806,089
Executive Vice	2007	361,143	32,000	219,450	–	229,000		–	44,205	885,798
President	2006	337,546	40,000	169,464		172,000		–	44,565	763,575

Total Compensation	2008	$2,251,334	$247,000	$268,902	$732,902	$1,578,000	$		$362,637	$5,440,772
	2007	$2,143,337	$198,000	$950,800	$–	$1,426,000		$–	$340,645	$5,058,782
	2006	$2,058,761	$362,000	$737,856	$420,000	$1,068,000		$–	$304,848	$4,951,465

(1)	The Company awards one bonus to each named executive officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Bonus column include the portion of the AIP award paid to each named executive officer based on the subjective factor. Amounts paid in connection with the achievement of the Company Performance Targets are reflected in the Non-Equity Incentive Plan Compensation column. All bonuses are paid in the year following the year it is earned. Mr. Barber’s bonus amount for 2006 includes a $100,000 sign-on bonus per his employment agreement.
(2)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in HNS on April 22, 2005 at $0.01 per unit. The fair market value of the membership interests at the grant date is determined by the appreciation of HNS from the point the majority owners invested in the Company. As of the grant date, there was no appreciation, therefore the Class B membership interests grant date fair market value is $0.00. As a result, the portion vested during 2008, 2007 and 2006, has no value to report. On March 24, 2006 each of Messrs. Kaul, Gaske, Pourmand, and Morris were awarded 14,000 restricted shares of our common stock under the 2006 Equity and Incentive Plan. These restricted shares vested on March 24, 2008, however they are expensed over the two year period from the grant date to the vesting date and the amount expensed in 2008, 2007 and 2006 is listed.
(3)	On February 2, 2006, Mr. Barber purchased 500 Class B membership interests in HNS at $0.01 per unit. The fair market value of the membership interests at the grant date is determined by the appreciation of HNS from the point the majority owners invested in the Company. At the grant date, there was appreciation of $69,000,000, so the total 500 Class B membership interests value was $346,212 (0.5% of total appreciation). The amount provided represents the value of the membership interests expensed in 2008, 2007 and 2006. See Note 18—Employee Share Based Payments to the Company’s audited consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions made in the valuation of our stock awards.
(4)	On April 24, 2008, the Company awarded stock options to certain employees of the Company including our named executive officers. Mr. Kaul received 100,000 options and each of Messrs. Barber, Gaske, Pourmand and Morris received 25,000 options. The amount listed is the expense reported utilizing the Black Scholes Model resulting in a single option value of $24.43. There were no stock options awarded during 2007. Mr. Barber was awarded an option to purchase 20,000 restricted shares of HCI’s common stock on March 24, 2006, which immediately vested and expired on December 31, 2006. The amount included for 2006 represents the expense to the Company in 2006. See Note 18—Employee Share-Based Payments to the Company’s audited consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions made in the valuation of our option awards.
(5)	The Company awards one bonus to each named executive officer under the AIP that consists of amounts awarded in connection with the achievement of the Company Performance Targets and the subjective factor collectively. The amounts reflected in the Non-Equity Incentive Plan Compensation column include the portion of the AIP award paid to each named executive officer based on achievement of the Company Performance Targets. Amounts paid based on the subjective factor are reflected in the Bonus column. All non-equity incentive plan compensation is paid in the year following the year it is earned.

(6)	For 2008, Mr. Kaul’s salary includes his salary earned of $620,110 plus $17,260 accrued, but unused paid time off (PTO). For 2007, Mr. Kaul’s salary includes his salary earned of $590,554 plus $17,035 accrued, but unused PTO. For 2006, Mr. Kaul’s salary includes his salary earned of $562,432 plus $14,061 accrued, but unused, PTO. Mr. Kaul’s all other compensation includes the Company matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,200 (for 2006) and our non-qualified excess benefit plan of $57,769 (for 2008), $48,748 (for 2007) and $45,156 (for 2006); a car allowance of $15,702 (for 2008), $15,120 (for each of 2007 and 2006); executive medical coverage of $16,757 (for 2008) and $15,008 (for 2007); financial planning services in the amount of $11,089 (for 2008, of which $169 of expense was incurred in 2007 but paid in 2008), $10,500 (for 2007) and $11,046 (for 2006); and a 50% PTO cash out payment in the amount of $5,962.80 (for 2008) and $10,816 (for 2006) for PTO accrued in prior years. Other items (below $10,000/year) include group term life insurance coverage over $50,000, excess medical coverage, personal liability insurance reimbursement, and a credit for long term disability insurance and excess medical coverage (for 2006 only).
(7)	For 2008, Mr. Barber’s salary includes his salary earned of $382,200 plus $151 accrued, but unused paid PTO. For 2007, Mr. Barber’s salary includes his salary earned of $359,800 plus $1,050 accrued, but unused, PTO. For 2006, Mr. Barber’s salary includes his salary earned of $327,117 (partial year) plus $8,149 accrued, but unused, PTO. Mr. Barber’s all other compensation includes the Company matching to the non-qualified excess benefit plan of $24,852 (for 2008) and $18,384 (for 2007); a car allowance of $13,438 (for 2008), $12,940 (for 2007) and $11,945 (partial year for 2006); and Company matching contributions to our qualified 401(k) plan of $12,650 (for 2008) and $12,375 (for 2007). Other items (below $10,000/year) include reimbursement for a management physical (2007 only), the Company’s matching contributions to our qualified 401(k) plan (for 2006 only) and to our non-qualified excess benefit plan (for 2006 only), group term life insurance coverage over $50,000 and a credit for long term disability insurance.
(8)	For 2008, Mr. Gaske’s salary includes his salary earned of $427,003 plus $10,652 accrued, but unused PTO. For 2007, Mr. Gaske’s salary includes his salary earned of $406,640. Mr. Gaske used all of his PTO earned in 2007. For 2006, Mr. Gaske’s salary includes his salary earned of $387,275 plus $4,841 accrued but unused PTO. Mr. Gaske’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,056 (for 2006) and to our non-qualified excess benefit plan of $30,999 (for 2008), $38,511 (for 2007) and $23,622 (for 2006); a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006); and financial planning services in the amount of $11,089 (for 2008, of which $169 of expense was incurred in 2007 but paid in 2008), $10,651 (for 2007) and $10,719 (for 2006). Other items (below $10,000/year) include reimbursement for a management physical (for 2008 and 2007), a 50% PTO cash out payment for PTO accrued in prior years (for 2006 only), group term life insurance coverage over $50,000, a credit for long term disability insurance and a patent award (for 2006 only).
(9)	For 2008, Mr. Pourmand’s salary includes his salary earned of $426,754. For 2007, Mr. Pourmand’s salary includes his salary earned of $406,411 plus $10,746 accrued but unused PTO ($5,090 of which was used in 2008). For 2006, Mr. Pourmand’s salary includes his salary earned of $394,576 plus $22,764 accrued but unused PTO. Mr. Pourmand’s all other compensation includes the Company’s matching contributions to our qualified 401(k) plan of $13,800 (for 2008), $13,500 (for 2007) and $13,200 (for 2006) and our non-qualified excess benefit plan of $28,403 (for 2008), $24,238 (for 2007) and $22,740 (for 2006) and a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006). Other items (below $10,000/year) include group term life insurance coverage over $50,000, reimbursement for a medical physical exam (in 2008, incurred in 2007, and 2006) and a credit for long term disability insurance.
(10)	For 2008, Mr. Morris’ salary includes his salary earned of $367,203. For 2007, Mr. Morris’ salary includes his salary earned of $349,710 plus $11,433 accrued but unused PTO ($6,039 of which was used in 2008). For 2006, Mr. Morris’ salary includes his salary earned of $336,253 plus $1,293 accrued but unused PTO. Mr. Morris’ all other compensation includes the Company’s matching contributions to our non-qualified excess benefit plan of $24,699 (for 2008), $20,171 (for 2007) and $17,521 (for 2006) and a car allowance of $13,438 (for 2008) and $12,940 (for each of 2007 and 2006). Other items (below $10,000/year) include a 50% PTO cash out payment for PTO accrued in prior years (for 2006 only), the matching contributions to our qualified 401(k) plan, group term life insurance coverage over $50,000 and a credit for long term disability insurance.

Employment Agreements

Pradman P. Kaul

The employment agreement between Mr. Kaul and HNS originally was entered into as of April 22, 2005. Mr. Kaul serves as our Chief Executive Officer and President and as the Chief Executive Officer, President and Chairman of HNS’ Board of Managers. We assumed Mr. Kaul’s employment agreement effective as of February 3, 2006. Mr. Kaul’s employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Kaul or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Kaul’s employment with us would also constitute a termination of his employment with HNS. The agreement provides for an annual base salary ($620,090 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (100% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Kaul’s employment agreement and a restricted unit purchase agreement between Mr. Kaul and HNS, effective as of April 22, 2005, Mr. Kaul purchased 1,500 Class B membership interests of HNS at $0.01 per unit. Of the 1,500 Class B membership interests, 750 are subject to time vesting, with 75 of the Class B membership interests vesting on November 1, 2005 and the remaining 675 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Kaul’s continued employment with us. If Mr. Kaul is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 750 Class B membership interests owned by Mr. Kaul are subject to performance vesting with 375 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined below), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 750 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

The employment agreements of each of our named executive officers, including Mr. Kaul, define “change in control” as (i) the acquisition of the Company by any individual or group not affiliated with HNS, the Company or its owners immediately prior to such acquisition of beneficial ownership of more than 50%, directly or indirectly, of the vote of the Company or HNS; or (ii) the consummation of an amalgamation, a merger or consolidation of the Company or HCI or any direct or indirect subsidiary of the Company or HNS with any other entity or a sale or other disposition of all or substantially all of the assets of the Company or HNS following which the voting securities of the Company or HNS that are outstanding immediately prior to such transaction cease to represent at least 50% of the combined voting power of the securities of the Company or HNS or, if the Company or HNS is not the surviving entity, such surviving entity or any parent or other affiliate of such surviving entity, outstanding immediately after such transaction.

Mr. Kaul’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Kaul must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grant A. Barber

The employment agreement between Mr. Barber and the Company was entered into as of February 23, 2006. Mr. Barber serves as our Executive Vice President and Chief Financial Officer and as Chief Financial Officer of HNS. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Barber or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Barber’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Barber provides for an annual base salary ($382,200 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Barber’s employment agreement and a restricted unit purchase agreement between Mr. Barber and HNS, effective as of February 2, 2006, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on August 1, 2006 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on September 1, 2006, subject to Mr. Barber’s continued employment with us. If Mr. Barber is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on January 24, 2009 or, if later, the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control (as defined above), liquidation, dissolution or winding up of HNS if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting on the earlier of January 24, 2011 or a change of control (as defined above), liquidation, dissolution or winding up of HNS if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Barber’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Barber must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

T. Paul Gaske

The employment agreement between Mr. Gaske and HNS originally was entered into as of April 22, 2005. Mr. Gaske serves as our Executive Vice President and as the Executive Vice President, North American Division of HNS. We assumed Mr. Gaske’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Gaske or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Gaske’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Gaske provides for an annual base salary ($426,983 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Gaske’s employment agreement and a restricted unit purchase agreement between Mr. Gaske and HNS, effective as of April 22, 2005, he purchased 650 Class B membership interests of HNS at $0.01 per unit. Of the 650 Class B membership interests, 325 are subject to time vesting, with 32.5 of the Class B membership interests vesting on November 1, 2005 and the remaining 292.5 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Gaske’s continued employment with us. If Mr. Gaske is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 325 Class B membership interests are subject to performance vesting with 162.5 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 325 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Gaske’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Gaske must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Bahram Pourmand

The employment agreement between Mr. Pourmand and HNS originally was entered into as of April 22, 2005. Mr. Pourmand serves as our Executive Vice President and as Executive Vice President, International Division of HNS. We assumed Mr. Pourmand’s employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Pourmand or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Pourmand’s employment with us would also constitute a termination of his employment with HNS. The agreement with Mr. Pourmand provides for an annual base salary ($426,733 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Pourmand’s employment agreement and a restricted unit purchase agreement between Mr. Pourmand and HNS, effective as of April 22, 2005, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Pourmand’s continued employment with us. If Mr. Pourmand is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Pourmand’s employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Pourmand must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Adrian Morris

The employment agreement between Mr. Morris and HNS originally was entered into as of April 22, 2005. Mr. Morris serves as our Executive Vice President and as an Executive Vice President, Engineering of HNS. We assumed Mr. Morris’ employment agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated by Mr. Morris or us at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. Any termination of Mr. Morris’ employment with HCI would also constitute a termination of his employment with HNS. The agreement with Mr. Morris provides for an annual base salary ($367,183 for 2008) and a cash bonus target in the amount of a percentage of his annual base salary (60% for 2008), subject to an increase of up to 50% of the target bonus amount if the objective performance criteria established by the Compensation Committee are exceeded.

Pursuant to Mr. Morris’ employment agreement and a restricted unit purchase agreement between Mr. Morris and HNS, effective as of April 22, 2005, he purchased 500 Class B membership interests of HNS at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of the Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Morris’ continued employment with us. If Mr. Morris is employed by us on the date that we (or our successors or assigns) hold less than 20% of the aggregate equity interests (measured by vote and value) in HNS (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which our (or our successors’ or assigns’) aggregate equity interests in HNS fall below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control (as defined above), liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 3.0 times on our investment in HNS, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of HNS, we have received a cumulative total return of at least 5.0 times on our investment in HNS.

Mr. Morris’ employment agreement restricts him from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of his employment. The agreement also provides that Mr. Morris must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grants of Plan Based Awards

The Compensation Committee approved awards under our 2006 Equity and Incentive Plan (the “2006 Plan”) to each of our named executive officers in 2008. Set forth below is information regarding stock option awards granted during 2008 under the 2006 Plan and information regarding target and maximum bonus awards our named executive officers could earn in 2008 under the AIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Shares or Units (#)	All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards at Grant Date(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Pradman Kaul		131,000	527,000	791,000	–	–	–	–	100,000	54.00	2,443,000
Grant Barber		49,000	195,000	293,000	–	–	–	–	25,000	54.00	610,750
Paul Gaske		63,000	254,000	381,000	–	–	–	–	25,000	54.00	610,750
Bahram Pourmand		54,000	218,000	327,000	–	–	–	–	25,000	54.00	610,750
Adrian Morris		47,000	187,000	281,000	–	–	–	–	25,000	54.00	610,750

(1)	Estimated Future Payout Under Non-Equity Incentive Plans describes the threshold, target and maximum amounts payable under the AIP with respect to the achievement of the Company Performance Targets (i.e. the amounts presented do not include payments in connection with the subjective factor under the AIP).
(2)	Options to purchase our common stock were awarded on April 24, 2008 to each of our named executive officers. Mr. Kaul received 100,000 options and Messrs. Barber, Gaske, Pourmand and Morris each received 25,000 options. The amount listed in Fair Value of Stock and Option Awards at Grant Date reflects the value of the options ($24.43) as computed by the Black Sholes Model on the grant date.

2006 Equity and Incentive Plan

Our named executive officers are eligible to participate in the 2006 Plan. The 2006 Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards to our officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the 2006 Plan. See “Proposal 2. Approval of Amendment to the Hughes Communications, Inc. 2006 Equity and Incentive Plan” for a description of the 2006 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Vested ($)
Pradman P. Kaul(4)	–	100,000	–	54.00	4/24/2018	213	$475,575	750	$1,678,500
Grant A. Barber(5)	–	25,000	–	54.00	4/24/2018	108	242,450	250	559,500
T. Paul Gaske(6)	–	25,000	–	54.00	4/24/2018	92	205,730	325	727,350
Bahram Pourmand(7)	–	25,000	–	54.00	4/24/2018	71	158,525	250	559,500
Adrian Morris(8)	–	25,000	–	54.00	4/24/2018	71	158,525	250	559,500

(1)	On April 24, 2008 each of Messrs. Kaul, Barber, Gaske, Pourmand, and Morris were awarded stock options to purchase shares of our common stock under the 2006 Plan. These options are subject to time vesting restrictions and vest 50% on April 24, 2010, 25% on April 24, 2011, and 25% on April 24, 2012. The options have an exercise price of $54.00, the closing price of our common stock on the option grant date.
(2)	The HNS Class B membership interests owned by our named executive officers are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Number of Shares or Units of Stock that Have Not Vested column includes the portion of each named executive officer’s HNS Class B membership interests that are subject to time vesting.
(3)	The HNS Class B membership interests owned by our named executive officers are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. The amounts reflected in the Equity Incentive Plan Awards Unearned Shares, Units or Other Rights That Have Not Vested column includes the portion of each named executive officer’s HNS Class B membership interests that are subject to the achievement of performance milestones.
(4)	On April 22, 2005, Mr. Kaul purchased 1500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Kaul had 213 time vesting membership interests that had not vested and 750 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.
(5)	On February 2, 2006, Mr. Barber purchased Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Barber had 108 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.
(6)	On April 22, 2005, Mr. Gaske purchased 650 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Gaske had 92 time vesting membership interests that had not vested and 325 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.
(7)	On April 22, 2005, Mr. Pourmand purchased 500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Pourmand had 71 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.
(8)	On April 22, 2005, Mr. Morris purchased 500 Class B membership interests in HNS at $0.01 per unit. As of December 31, 2008, Mr. Morris had 71 time vesting membership interests that had not vested and 250 performance vesting membership interests that had not vested. The fair market value at year end 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company.

HNS Class B Membership Interests

HNS’ second amended and restated limited liability agreement allows for the issuance of HNS Class B membership interests which are entitled to receive a pro rata share of any distributions of HNS once the capital contributions of the Class A membership interest holders have been paid in full. As of December 31, 2008, a total of 3,656 HNS Class B membership interests have been issued at par value to certain of our current and former directors and executive officers of the Company and HNS, including our named executive officers, entitling the holders to approximately 4% of any capital distributions resulting from a qualifying transaction. The value of the Class B membership interests is reflected in the Outstanding Equity Awards at Fiscal Year-end Table. The HNS Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% subject to vesting based upon the achievement of certain performance milestones. At the holders’ election, vested Class B membership interests can be exchanged for our common stock. The number of shares of our common stock to be issued upon the exchange would be based upon the fair market value of the vested Class B membership interest divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. The issuance of the shares of our common stock is subject to the authorization of our Board of Directors and compliance with applicable securities laws. On May 28, 2008, 994 vested Class B membership interests held by our named executive officers were exchanged for 170,083 shares of our common stock.

Restricted Stock Grants in 2006

In March 2006, each of our named executive officers was provided with a choice of equity-based award to be granted under the Plan. Each executive could choose to receive either (i) 14,000 restricted shares of our common stock or (ii) 20,000 options to purchase shares of our common stock, with an exercise price of $10.35 and an expiration date of December 31, 2006. The Compensation Committee determined that the value of each alternative was equivalent and provided each named executive officer with the opportunity to choose the appropriate equity-based award based on the executive’s specific circumstances. Each of Messrs. Kaul, Gaske, Pourmand and Morris chose to receive the 14,000 shares of restricted stock and were granted such shares in March 2006. These awards vested on March 24, 2008, the second anniversary of the grant date and are no longer subject to any risk of forfeiture.

Option Exercises and Stock Vested

On March 24, 2008, the 14,000 shares of our restricted stock granted to each of Messrs. Kaul, Gaske, Pourmand and Morris, vested pursuant to the terms of the Plan. There were no exercises of stock options held by our named executive officers during the year ended December 31, 2008. The following table summarizes the vesting of HNS Class B Membership Interests and restricted stock held by each of our named executive officers during the year ended December 31, 2008.

		Option Awards		Stock Awards
Name	Share Type	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting(1)(2) (#)	Value Realized on Vesting(3) ($)
Pradman Kaul	Restricted Stock	–	–	14,000	674,800
	HNS Class B membership interests			150	1,017,975
Grant Barber	HNS Class B membership interests		–	50	339,325
T. Paul Gaske	Restricted Stock	–	–	14,000	674,800
	HNS Class B membership interests			65	440,368
Bahram Pourmand	Restricted Stock	–	–	14,000	674,800
	HNS Class B membership interests			50	339,325
Adrian Morris	Restricted Stock	–	–	14,000	674,800
	HNS Class B membership interests			50	339,325

(1)	Messrs. Kaul, Gaske, Pourmand, and Morris purchased Class B membership interests in HNS on April 22, 2005 for $0.01 per unit. On February 2, 2005, Mr. Barber purchased 500 Class B membership interests in HNS for $0.01 per unit. The portion vested in 2008 was 150 Class B membership interests for Mr. Kaul, 65 Class B membership interests for Mr. Gaske and 50 Class B membership interests for Messrs. Barber, Pourmand and Morris.
(2)	On March 24, 2006 each of Messrs. Kaul, Gaske, Pourmand, and Morris were awarded 14,000 restricted shares of HCI’s common stock under the 2006 Plan. These restricted shares vested on March 24, 2008, the full value realized on the date of vesting is listed under Value Realized on Vesting.
(3)	The fair market value of the HNS Class B membership interests at December 31, 2008 is determined by the appreciation of HNS from the point the majority owners invested in the Company. Pursuant to the terms of the Class B membership interests, the realization of value of the membership interests is deferred until the membership interests are converted into HCI common stock. As such, Messrs Kaul, Gaske, Pourmand and Morris do not realize the value shown on the membership interests they hold until such conversion.

Pension Benefits

None of our named executive officers participates in or has an account balance in qualified or non-qualified defined benefit pension plans sponsored by the Company or HNS.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table summarizes non-qualified deferred compensation earned, or contributed by, or on behalf of, each of our named executive officers under HNS’ Excess Benefit Plan during the year ended December 31, 2008.

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/08 ($)
Pradman Kaul	86,654	57,769	(192,851)	–	278,655
Grant Barber	37,278	24,852	(33,456)	–	88,063
T. Paul Gaske	46,498	30,999	(90,688)	–	173,211
Bahram Pourmand	75,742	28,403	(107,584)	–	262,627
Adrian Morris	65,865	24,699	(66,496)	–	233,303

(1)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Company or HNS.

Excess Benefit Plan

HNS maintains a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Company and HNS whose benefits under HNS’ 401(k) plan are limited by the Code. Employees who are assistant vice presidents and above, including our named executive officers, are eligible to participate in the Excess Benefit Plan and may elect to contribute up to 16% of their annual compensation into the plan on a pre-tax basis each payroll period. We make matching contributions into the plan in an amount equal to (i) 100% of the participant’s contributions up to 3% of the participant’s compensation and (ii) 50% of the participant’s contributions up to an additional 6% of the participant’s compensation. Participants are always 100% vested in the contributions they make into the plan and become 100% vested in the matching contributions that we make into the plan after completing three years of service. If a participant’s employment is terminated before he or she completes three years of service, the participant will not be vested in the matching contributions that were made to his or her account and, therefore, will forfeit these amounts. Upon the occurrence of a change of control (as defined in the plan), participants will become fully vested in the full amount of their account balances, including the matching contributions, even if they have not completed three years of service. In general, a participant’s vested account balance is payable following a participant’s termination of employment, however, if a participant is a “specified employee” (within the meaning of Section 409A of the Code), the participant’s vested account balance will be payable as soon as practicable on or after the first day of the seventh calendar month following termination of employment.

401(k) Plan

HNS maintains a 401(k) plan intended to permit employees of the Company and HNS to save on a tax-favorable basis for their retirement. Eligible employees may elect to contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to certain Internal Revenue Service limits ($15,500 in 2008). Participants who are age 50 or older may elect to make additional contributions, called catch-up contributions, into the plan. Up to $5,000 of catch-up contributions may be made in 2008. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of eligible compensation and (ii) 50% of participant contributions up to an additional 6% of eligible compensation. We do not match catch-up contributions. Participants become 100% vested in their matching contributions after completing three years of service. Participants are always 100% vested in the contributions they make into the plan. The plan also permits participants to elect to make contributions on an after-tax basis. Our executive officers, including our named executive officers, are eligible to participate in the 401(k) plan on the same terms as all other employees.

Potential Payments upon Termination and Change in Control

The Compensation Committee has determined the appropriate levels of payments to be made to our named executive officers upon the termination of their employment, including a termination of employment in connection with a change in control of the Company to provide the executive officer with adequate income during the period that the executive may not compete with the Company, pursuant to the provisions of his employment agreement, and while seeking other employment. The Company does not make any payments to our named executive officers, or accelerate the vesting of any equity compensation awards granted to such officers solely on the basis of a change in control of the Company. Payments are triggered only if the executive is terminated within one year following a change in control of the Company.

The following paragraphs set forth the potential payments payable to our named executive officers in such circumstances under their current employment agreements and our other compensation programs. The Compensation Committee may, in its discretion, add to these benefits or payments if it deems advisable. All cash payments, including accrued but unused paid time off but not including annual performance bonuses, to be made upon the termination of the employment of any executive officer are paid in a lump sum at the time of termination. Annual performance bonuses, if earned and unpaid at the time of termination, are paid in a lump sum in the first quarter following the fiscal year in which the executive officer is terminated. All payments made to our executive officers upon termination or change in control are paid by the Company, which is in turn is reimbursed by HNS for these amounts.

For purposes of the following discussion, the employment agreement of each of our named executive officers provides the following definitions:

•

Cause. Includes any of the following: (i) the executive’s failure to perform materially his duties under his employment agreement (other than by reason of illness or disability); (ii) the executive’s commission of any felony, or his commission of any other crime involving moral turpitude or his commission of a material dishonest act or fraud against the Company or any of its affiliates; (iii) the executive’s use or sale of illegal drugs; (iv) any act or omission by the executive that (a) is the result of his misconduct or gross negligence that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its affiliates or (b) is the result of his willful, reckless or grossly negligent act or omission during the executive’s employment that results in a violation of any international trade law; or (v) the executive’s breach of any material provision of his employment agreement or other agreements the executive has with the Company.

•

Good Reason. Includes any of the following conditions or events without the executive’s prior consent: (i) a material diminution of the executive’s position or responsibilities that is inconsistent with the executive’s title, provided that (a) any change in the executive’s position or responsibilities that occurs as a result of the sale of the Company or its significant assets or (b) any change in the executive’s position or responsibilities pursuant to an internal reorganization, in each case, following which, the executive’s level of position at the Company is not materially diminished shall not give rise to good reason under (i) or (ii); (ii) a material and willful breach by the Company of the employment agreement, (iii) a reduction in the executive’s base salary or the percentage of his base salary eligible as a target bonus; or (iv) a relocation of the executive’s principal place of business more than 50 miles away from the original location.

•	Change in Control. See “—Summary Compensation Table—Employment Agreements—Pradman Kaul” for the definition of change in control.

Pradman P. Kaul

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause or by him for good reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Kaul is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Kaul provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Kaul’s employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Kaul’s employment agreement also provides that if Mr. Kaul should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Kaul or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Kaul’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Termination Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	–	621,000	–	–	–
Without cause, for good reason or non-renewal of agreement by us	620,090	621,000	16,757	167,850	10,000
Without good reason non-renewal of agreement by executive	–	–	–	–	–
Disability or death	–	621,000	–	475,575	–
Change in control	–	–	–	167,850	–

Grant Barber

Pursuant to his employment agreement, if Mr. Barber’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Barber will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Barber’s employment is terminated by us without cause or by him for good reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Barber would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Barber is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Barber provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Barber’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Barber’s employment agreement also provides that if Mr. Barber should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Barber or his estate would receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Barber’s employment was terminated under each of the above circumstances on December 31, 2007, such payments and benefits have an estimated value of:

Termination Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For cause	–	230,000	–	–	–
Without cause, for good reason or non-renewal of agreement by us	382,200	230,000	13,440	55,950	10,000
Without good reason non-renewal of agreement by executive	–	–	–	–	–
Disability or death	–	230,000	–	242,450	–
Change in control	–	–	–	91,469	–

T. Paul Gaske

Pursuant to his employment agreement, if Mr. Gaske’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Gaske will receive his (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Gaske’s employment is terminated by us without cause or by him for good reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Gaske would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Gaske is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Gaske provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Gaske’s employment, HNS has a right to repurchase his vested HNS Class B membership interests at fair market value.

Mr. Gaske’s employment agreement also provides that if Mr. Gaske should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Gaske or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Gaske’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Termination Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For cause	–	299,000	–	–	–
Without cause, for good reason or non-renewal of agreement by us	426,983	299,000	13,379	72,611	10,000
Without good reason non-renewal of agreement by executive	–	–	–	–	–
Disability or death	–	299,000	–	205,730	–
Change in control	–	–	–	72,611	–

Bahram Pourmand

Pursuant to his employment agreement, if Mr. Pourmand’s employment is terminated by us for cause (as defined in his employment agreement), Mr. Pourmand will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Pourmand’s employment is terminated by us without cause or by him for good reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Pourmand would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met; (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Pourmand is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Pourmand provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Pourmand’s employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Pourmand’s employment agreement also provides that if he should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Pourmand or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Pourmand’s employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Termination Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For cause	–	257,000	–	–	–
Without cause, for good reason or non-renewal of agreement by us	426,733	257,000	13,440	55,950	10,000
Without good reason non-renewal of agreement by executive	–	–	–	–	–
Disability or death	–	257,000	–	158,525	–
Change in control	–	–	–	55,950	–

Adrian Morris

Pursuant to his employment agreement, if Mr. Morris’ employment is terminated by us for cause (as defined in his employment agreement), Mr. Morris will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of termination. In the event that Mr. Morris’ employment is terminated by us without cause or by him for good reason, subject to his execution of a waiver and release of claims in favor of the Company and its affiliates, Mr. Morris would receive: (i) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) one year of base salary plus the bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the Company at the end of such year; (iii) six (6) months of vesting for his time vesting HNS Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control, all of his HNS Class B membership interests subject to time vesting will become fully vested on the date of termination); (iv) vesting of the performance based HNS Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (v) continuation of health and medical plans for twelve (12) months following the termination; and (vi) reasonable outplacement benefits. Mr. Morris is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Morris provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Morris’ employment, HNS has a right to repurchase his vested Class B membership interests at fair market value.

Mr. Morris’ employment agreement also provides that if Mr. Morris should become permanently disabled and be terminated by us, or die during the term of his employment agreement, Mr. Morris or his estate would receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting HNS Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting HNS Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

Assuming that Mr. Morris’ employment was terminated under each of the above circumstances on December 31, 2008, such payments and benefits have an estimated value of:

Termination Circumstances	Cash Severance ($)	Bonus ($)	Medical Continuation ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts(1) ($)	Outplacement Benefits ($)
For cause	–	221,000	–	–	–
Without cause, for good reason or non-renewal of agreement by us	367,183	221,000	6,658	55,950	10,000
Without good reason non-renewal of agreement by executive	–	–	–	–	–
Disability or death	–	221,000	–	158,525	–
Change in control	–	–	–	55,950	–

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a director or member of the Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of our Board of Directors reviews and either approves or recommends for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants to each of our executive officers. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. Mr. Africk is the chairman of our Compensation Committee and the other member of the committee is Mr. Stone. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Andrew D. Africk, Chairman

Aaron J. Stone

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Sponsor Investment

Prior to February 4, 2008, Apollo Management L.P. and its affiliates (collectively, “Apollo”) owned, directly or indirectly, 23% of Intelsat Holdings Limited (“Intelsat”), which owns 100% of Intelsat, Ltd. HNS leases satellite transponder capacity from Intelsat. In addition, HNS’ Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat; therefore, Intelsat is no longer related to us as of that date.

As of December 31, 2008, Apollo owned, directly or indirectly 95% of Smart & Final, Inc. HNS provides VSAT products and services to Smart & Final, Inc. For the year ended December 31, 2008, Smart & Final, Inc. paid $1.0 million to HNS for these services.

Agreements with Hughes Systique Corporation

On October 12, 2005, HNS granted a limited license to Hughes Systique Corporation (“Hughes Systique”), allowing Hughes Systique to use the HUGHES trademark. The license is limited in that Hughes Systique may use the HUGHES trademark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy), HNS may terminate the license agreement in its reasonable business discretion, or in the event that we (or any affiliate to which we transfer our ownership interest in Hughes Systique) cease to maintain an ownership interest in Hughes Systique.

In December 2005, HNS entered into a master software development agreement with Hughes Systique, allowing HNS to issue mutually agreed statements of work to Hughes Systique for software development services. For the year ended December 31, 2008, HNS paid $9.0 million to Hughes Systique for its services.

The founders of Hughes Systique include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of the Company, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. In addition, our CEO and President and Jeffrey Leddy, a member of our Board of Directors and HNS’ Board of Managers serve on the board of directors of Hughes Systique.

In January 2008, we invested an additional $1.5 million in the common equity of Hughes Systique. As a result, at December 31, 2008, on an undiluted basis, the Company owned approximately 31.8% of the outstanding shares of Hughes Systique and our CEO and President and Pradeep Kaul owned an aggregate of approximately 17.3% of the outstanding shares of Hughes Systique.

In February 2008, the Company and another significant shareholder of Hughes Systique agreed to make available to Hughes Systique a term loan facility of up to $3.0 million. Under that facility, Hughes Systique may make borrowing requests of at least $1.0 million to be funded equally by the Company and the other shareholder. The loan bears interest at 6%, payable annually, and is convertible into shares of Hughes Systique upon non-payment or an event of default. On February 11, 2008, Hughes Systique made an initial draw of $1.0 million, and the Company funded its share of the initial draw in the amount of $0.5 million.

Agreement with 95 West Co. Inc.

In July 2006, HNS entered into an agreement with 95 West Co. Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West

Co. MLH is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey Leddy, a member our Board of Directors and HNS’ Board of Managers, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay 95 West Co. $9.3 million in annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016 for the use of the orbital positions, subject to conditions in the agreement, which include HNS’ ability to operate SPACEWAY 3. During 2008, HNS paid 95 West Co. $0.75 million.

Agreement with Hughes Telematics Inc.

In July 2006, HNS granted a limited license to Hughes Telematics Inc. (“HTI”), allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms, HNS has commenced providing development services and equipment to HTI.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI under that agreement in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required.

In January 2008, HNS entered into an agreement with HTI, pursuant to which HNS is developing an overall automotive telematics system for HTI, comprising the telematics system hub, and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system. The agreement also provides that, subject to certain specified performance conditions, HNS shall serve as the exclusive manufacturer and supplier of TCUs for HTI. The total development phase of the agreement is currently valued at approximately $38.5 million. During the year ended December 31, 2008, HNS received $26.9 million from HTI for development services and equipment.

The Company intends to purchase $13 million of Series B convertible preferred stock of HTI (the “Preferred Stock”), subject to HTI closing the remainder of its planned $50 million private placement of Preferred Stock. The Preferred Stock would be issued to the Company in satisfaction of $13 million of receivables currently owed to HNS by HTI (the “Receivables”). Immediately prior to the transaction, the Company would purchase the Receivables from HNS for $13 million in cash.

HTI is controlled by an affiliate of Apollo, our controlling stockholder. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the CEO and a director of HTI and owned approximately 1.0% of the equity of HTI as of December 31, 2008. In addition, Andrew Africk, a member of HNS’ Board of Managers and our Board of Directors, is a director of HTI and a senior partner of Apollo.

Policies and Procedures for Reviewing Related Party Transactions

Our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which our controlling stockholder, and/or our executive officers or directors or members of their immediate families have an interest. Our Code of Ethics for Chief Executive and Senior Financial Officers requires our chief executive and financial executives to avoid actual or apparent conflicts of interest between personal and professional relationships of such officers and the Company. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such officers must make full disclosure of all facts and circumstances to the chair of the Audit Committee and obtain the prior written approval of the Audit Committee and the Board of Directors. Our written Code of Conduct requires all employees, including executive officers, to avoid actual or apparent conflicts of interest between personal and professional relationships of the employees and the Company, including, but not limited to any investment, interest, or association that interferes or potentially could interfere with independent exercise of judgment in the best interest of the Company. In addition, our corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and reviews the responses to these questionnaires.

Pursuant to the Company’s Bylaws, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following performance graph shows the cumulative total return to a holder of the Company’s common stock compared with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecommunications Index for the period from February 23, 2006 (the date our common stock began trading on a national market) through December 31, 2008. The comparison assumes the investment of $100 on February 23, 2006 in our common stock and each of the foregoing indices and reinvestment of all dividends.

Cumulative Total Returns

$100 Invested at February 23, 2006

	February 23, 2006	December 29, 2006	December 31, 2007	December 31, 2008
Hughes Communications, Inc.	$100.00	$186.48	$218.44	$63.76
NASDAQ Composite Index	$100.00	$105.97	$116.36	$69.19
NASDAQ Telecommunications Index	$100.00	$115.13	$125.69	$71.67

PROPOSAL 2. APPROVAL OF AMENDMENT TO HUGHES COMMUNICATIONS INC.,

2006 EQUITY AND INCENTIVE PLAN

The Board of Directors, the Compensation Committee and Company management all believe that the effective use of stock-based long-term incentive compensation is integral to the Company’s success and its ability to achieve continued strong performance in the future. In particular, stock options provide retention and performance incentives to employees and align their interests with those of the Company’s stockholders. Due to the substantial decline in the market price of our common stock in response to the recent economic downturn, the exercise price of all of our outstanding stock options are considerably higher than the current market price of our common stock. The Board of Directors believes that these “underwater” options are not accomplishing their intended purpose of providing retention and performance incentives. Accordingly, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Company’s 2006 Equity and Incentive Plan (the “2006 Plan”) to authorize a stock option exchange program.

The Company is asking stockholders to approve the proposed amendments (the “Amendments”) to the 2006 Plan described below and reflected in the 2006 Plan document attached to this Proxy Statement as Appendix A. Subject to the approval of the Company’s stockholders, the Compensation Committee recommended and the Board of Directors has approved the Amendments. On March 19, 2009, the Company commenced a one for one exchange offer for certain stock options granted under the 2006 Plan, pursuant to which eligible employees that participate would be entitled to receive new stock options that have a new vesting schedule and an exercise price equal to the closing price of our common stock on the day prior to the expiration of the exchange offer (the “Options Exchange”). Completion of the Options Exchange is conditioned on the approval of this proposal by our stockholders. For more information regarding the terms and conditions of the Option Exchange, please see the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated March 19, 2009 and the other documents, attached to the Schedule TO filed by the Company with the SEC on March 19, 2009.

A description of the principal terms and provisions of the 2006 Plan and the proposed Amendments are summarized below. This summary does not contain all information about the 2006 Plan. A copy of the complete text of the 2006 Plan as it is proposed to be amended is included in Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the complete text of the 2006 Plan. In the event that this summary conflicts with the terms of the 2006 Plan, the terms of the 2006 Plan will prevail.

Description of the Plan

The 2006 Plan was approved by the stockholders of the Company at the 2007 annual meeting of stockholders. The purpose of the 2006 Plan is to promote the interests of the Company, its subsidiaries and the stockholders of the Company by providing directors, officers, employees and consultants of the Company or its subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its subsidiaries, to acquire a proprietary interest in the long-term success of the Company and its subsidiaries and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

The 2006 Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards to our officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the 2006 Plan. Unless earlier terminated by our Board of Directors, the 2006 Plan will expire on January 30, 2016. Our Board of Directors may amend the 2006 Plan at any time. Termination of the 2006 Plan and amendments to the 2006 Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a Plan amendment if stockholder approval is required to comply with any applicable, law, regulation or NASDAQ rules.

Administration of the 2006 Plan

The 2006 Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the 2006 Plan or necessary or advisable in the administration of the 2006 Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the 2006 Plan: (i) accelerate the date on which any option granted under the 2006 Plan becomes exercisable, waive or amend the operation of 2006 Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option and (ii) accelerate the vesting date, or waive any condition imposed under the 2006 Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award. The Company is proposing the Amendments to amend the 2006 Plan to provide that the Compensation Committee may, in addition to the foregoing, reduce the exercise price of any Award to the current Fair Market Value (as defined in the 2006 Plan) if the Fair Market Value of the common stock covered by such Award shall have declined since the date the Award was granted and/or offer any participant in the 2006 Plan the opportunity to exchange Awards made to such participant under the 2006 Plan for new Awards, having such terms and conditions as the Committee may, in its sole discretion determine (including, without limitation, modified vesting terms). The amendments also clarify that actions by the Compensation Committee pursuant to such amendments would not be deemed adverse to the participant. Such amendments will permit the Company to consummate the Options Exchange.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of our common stock have been reserved for grants pursuant to the equity incentive program under the 2006 Plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the 2006 Plan. Under the 2006 Plan, no more than 600,000 shares (subject to adjustment) of our common stock may be made subject to awards granted to a single individual in a single plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of 2006 Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

provided, that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of our common stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The 2006 Plan provides that unless otherwise determined by the Compensation Committee, if on or within one year following a change in control (as defined in the 2006 Plan), a participant’s employment is terminated by the Company or HNS other than for cause (as defined in the 2006 Plan) or by the participant for good reason (as defined in the 2006 Plan): (i) any award that is subject to time vesting that was not previously vested will become fully vested and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and the award will become fully vested, except that any award subject to performance vesting will not become fully vested as a result of the termination following a change in control, but any vesting or other determinations required under the awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Equity-based Awards—The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the 2006 Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the 2006 Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Awards—The terms and conditions of stock options and stock appreciation rights granted under the 2006 Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the 2006 Plan participant. Stock options granted under the 2006 Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the 2006 Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our common stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the 2006 Plan. The exercise price of an option granted under the 2006 Plan will not be less than the fair market value of the common stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards—The terms and conditions of awards of restricted stock granted under the 2006 Plan are determined by the Compensation Committee and set forth in an agreement between the Company and the 2006 Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The 2006 Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the 2006 Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

The 2006 Plan provides for the grant of annual and long-term cash awards to plan participants, including our named executive officers, selected by the Compensation Committee. The Annual Incentive Plan, under which our executive officers are awarded annual performance bonuses, was developed by the Compensation Committee under the 2006 Plan. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any plan participant may receive under the 2006 Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any plan participant may receive under the 2006 Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization; operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses; costs or liabilities; earnings from continuing operations or any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of the performance of HNS, one of our subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the 2006 Plan) not reflected in such goals.

2006 Plan Benefits

Future grants under the 2006 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the 2006 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under, or having their annual bonuses paid pursuant to, the 2006 Plan.

U.S. Federal Tax Consequences

The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2006 Plan. This summary does not attempt to describe all possible federal or other tax consequences of such awards or tax consequences based on particular circumstances.

Tax Consequences to Participants—Generally, when a participant receives an award under the 2006 Plan, the participant’s receipt of cash or shares of our common stock in settlement of the award is conditioned on the participant’s performing future services for the Company and/or our subsidiaries and/or the attainment of performance goals. The award, therefore, is not taxable at grant. Instead, when and if a participant later receives cash in settlement of the award, he or she will have income, taxable at ordinary income rates, equal to the amount of cash received. Similarly, when and if a participant receives shares of our common stock in settlement of an award, he or she will, subject to special rules described below, have income, taxable at ordinary income rates, equal to the excess of the fair market value of the stock on that date over the amount, if any, the participant paid for the stock.

Thus, participants generally will be taxable on any cash or the fair market value of any stock received in settlement of an incentive award or other stock-based award or upon exercise of a stock appreciation right. Similarly, participants will have taxable income on exercise of a nonqualified stock option equal to the difference between the fair market value of the shares of our common stock subject to the option and the exercise price of the option.

Special rules apply in the case of an incentive stock option. Participants generally recognize no taxable income on exercise of an incentive stock option. Instead, they have gain, taxable at capital gains rates, upon the disposition of the stock acquired on exercise of the incentive stock option in an amount equal to the excess of the amount realized on disposition of the stock over the exercise price of the incentive stock option. (In some cases, participants may become subject to tax as the result of the exercise of an incentive stock option, because the excess of the fair market value of the stock at exercise over the exercise price is an adjustment item for alternative minimum tax purposes.) The special tax treatment afforded to incentive stock options is only available, however, if the participant does not dispose of the stock acquired upon exercise of the incentive stock option before the first anniversary of the date on which he or she exercised the incentive stock option or, if later, the second anniversary of the date on which the incentive stock option was granted. If the participant disposes of stock before the expiration of this holding period, a “disqualifying disposition” occurs and the participant will recognize income, taxable at ordinary income rates, in the year of the disqualifying disposition. The amount of this income will generally be equal to the excess, if any, of the lesser of (1) the fair market value of the stock on the date of exercise and (2) the amount realized upon disposition of the stock over the exercise price paid for the stock. If the amount realized upon a disqualifying disposition is greater than the fair market value of the stock on the date of exercise, the difference will be taxable to the participant as capital gain.

Special rules also apply to awards of restricted stock. A participant generally will not recognize taxable ordinary income when he or she receives the restricted stock. Instead, the participant will have taxable income in the first year in which the stock cease to be subject to a substantial risk of forfeiture, generally when all applicable restrictions lapse. The participant will then have taxable income equal to the fair market value of the stock at that time over the amount, if any, the participant paid for the stock. The participant may, however, make an election under Section 83(b) of the Code to include in income, when the restricted stock is first transferred to him or her, an amount equal to the excess of the fair market value of the stock at that time over the amount, if any, paid for the stock. The result of this election is that appreciation in the value of the stock after the date of transfer is then taxable as capital gain, rather than as ordinary income.

IRS Circular 230 Notice Requirement—This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Tax Consequences to the Company—Generally, any time a participant recognizes taxable income in the form of ordinary income, as opposed to capital gain, as the result of the settlement of any award under the 2006 Plan, the Company will be entitled to a deduction equal to the amount of income recognized by the participant.

Other Tax Considerations—Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by the Company paid to a covered employee (as described above). The limit, however, does not apply to qualified performance based compensation. The Company believes that awards of stock options and other stock-based or cash awards payable upon the attainment of performance goals under the 2006 Plan qualify as qualified performance based compensation. Also, awards that are granted, accelerated or enhanced upon the occurrence of a change in control of the Company may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax on the participant.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2006 Plan may be made to participants who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above. The foregoing summary of the income tax consequences in respect of the 2006 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

The Board of Directors recommends a vote FOR the approval of the Amendments to the 2006 Plan.

PROPOSAL 3. APPROVAL OF THE HUGHES NETWORK SYSTEMS, LLC AMENDED AND RESTATED BONUS UNIT PLAN

Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”), is a wholly-owned subsidiary of the Company. The Amended and Restated HNS Bonus Unit Plan (the “Bonus Unit Plan”) was adopted by the Compensation Committee, on behalf of the Company as managing member of HNS, on September 17, 2008, subject to the approval of our stockholders. The purposes of the Bonus Unit Plan are (a) to motivate the participants in the plan to embrace the objectives of HNS, particularly the goals of HNS growth and (b) to promote the success of HNS by rewarding the participants for their dedicated service and to provide incentives for participants to remain employed by HNS or its affiliates.

A description of the principal terms and provisions of the Bonus Unit Plan are summarized below. This summary does not contain all information about the Bonus Unit Plan. A copy of the complete text of the Bonus Unit Plan is included in Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference to the complete text of the Bonus Unit Plan. In the event that this summary conflicts with the terms of the Bonus Unit Plan, the terms of the Bonus Unit Plan will prevail.

Description of the Plan

The Bonus Unit Plan provides for the grant of bonus units of HNS (the “Bonus Units”) which are a device used solely for determining the bonus right or amount (the “Bonus”), as the context may require, to be paid out in accordance with the Bonus Unit Plan. Up to 4,400,000 Bonus Units may be granted under the Bonus Unit Plan. Pursuant to the Bonus Unit Plan, the Bonus Units are exchangeable for our common stock (any such exchange referred to herein as an Exchange). The maximum number of shares of our common stock reserved for issuance in connection with the exchange of the Bonus Units will be 220,000 shares (subject to adjustment described in the Bonus Unit Plan). Such shares may be authorized but unissued common stock or authorized and issued common stock held in the Company’s treasury. The Bonus Unit Plan was adopted by HNS, effective on July 15, 2005, and will continue in effect until all of the outstanding obligations under the Bonus Unit Plan have been satisfied.

The Company, as managing member of HNS, may, at any time, terminate or, from time to time, amend, modify, restate, supplement or suspend the Bonus Unit Plan or an award agreement, in whole or in part. The Company may not, however, without the written consent of the participant affected thereby, amend, terminate, restate, supplement or suspend the Bonus Unit Plan in any manner materially adverse to the participant’s rights, benefits, or bonus opportunities under the Bonus Unit Plan. In the event of certain changes in the Company’s capital structure or certain unusual or extraordinary corporate transactions, the Company may, to the extent that it reasonably deems appropriate and equitable under the circumstances, make adjustments to preserve the intended level of benefits under the Bonus Unit Plan.

Administration of the Bonus Unit Plan

The Bonus Unit Plan is administered by the Company, as the managing member of HNS, and all awards under the Bonus Unit Plan are authorized by the Company. The Company may delegate ministerial, non-discretionary functions to individuals who are officers, directors or employees of HNS or any of its affiliates. The Company has the power to make all other determinations and take such other action as contemplated by the Bonus Unit Plan or as may be necessary or advisable for the administration of the Bonus Unit Plan and the effectuation of its purposes. Such actions include the ability to grant Bonus Units to participants and reasonably determine the form, amount and payment date of such awards in accordance with the terms of the Bonus Unit Plan.

Employees Who May Participate in the Bonus Unit Plan

Any employee, officer, director or consultant of the Company, HNS or any of its subsidiaries is eligible to participate in the Bonus Unit Plan. The Company, as the managing member of HNS, may determine, in its sole discretion which eligible employees may participate in the Bonus Unit Plan. The Company may grant one or more Bonus Units (or any fraction thereof) under the Bonus Unit Plan to any employee eligible to participate in the plan. Subject to the express provisions of the Bonus Unit Plan, the Company will determine the number of Bonus Units subject to each award. Each award will be evidenced by an Award Agreement signed by HNS and the participant.

Vesting Schedule

With respect to each participant, (a) seven and one-half percent (7.5%) of the bonus units issued to such participant shall vest semi-annually commencing on the date that is six (6) months following the applicable grant date and ending on the date that is thirty-six (36) months following the applicable grant date and (b) thirteen and three-fourths percent (13.75%) of the bonus units issued to such Participant shall vest semi-annually commencing on the date that is forty-two (42) months following the applicable grant date and ending on the date that is sixty (60) months following the applicable grant date, in the case of clauses (a) and (b), subject to the participant’s continued employment with the Company on the applicable date of vesting. If a participant is employed by the Company or a subsidiary on the date of consummation of a Significant Event (as defined in the Bonus Unit Plan), all unvested bonus units granted to such participant shall be designated as vested bonus units.

Payments Under the Bonus Unit Plan

The number of shares of our common stock to be issued to the participant upon the exchange of the Bonus Units will equal the quotient obtained by dividing (x) the product of (1) the number of vested Bonus Units (for the Second Exchange Date, excluding vested Bonus Units already exchanged on the First Exchange Date and for the Third Exchange Date, excluding vested Bonus Units already exchanged on the First Exchange Date and the Second Exchange Date) and (2) the fair market value of such vested Bonus Units (as calculated by the Company, as managing member of HNS) by (y) the average closing trading price of the Common stock for the 20 business days immediately preceding the date of the exchange.

Forfeiture of the Bonus Units

Upon any termination of the participant’s employment with the Company or HNS for any reason, all vested and unvested Bonus Units will immediately terminate and the participant will have no right to any Bonus; provided, however, that in the event a participant’s employment with the Company or a subsidiary of the Company is terminated due to the death, disability or termination without cause of such participant, then the vested Bonus Units granted to such participant will terminate on the first anniversary of the date that such employment is terminated, provided that no additional unvested Bonus Units shall continue to vest during such one-year period.

U.S. Federal Tax Consequences

The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2006 Plan. This summary does not attempt to describe all possible federal or other tax consequences of such awards or tax consequences based on particular circumstances.

Tax Consequences to Participants—The value of the Common Stock received in an Exchange will be treated as ordinary income to the participant and will be treated as wages of the participant for employment tax purposes. Upon the payment of any award under the Bonus Unit Plan, HNS has the right to deduct from any amount payable to the participant, the amount of any taxes that HNS or any affiliate may be required to withhold with respect to such award payment. The Company or HNS, as applicable, must withhold income tax (and the participant’s share of employment tax) upon the occurrence of an Exchange. A portion of each participant’s shares may be “withheld” by the Company or HNS, as applicable, in order to pay required taxes and other withholdings. Shares of Common Stock, net of the withheld shares will be issued to each participant at the time of an Exchange.

IRS Circular 230 Notice Requirement—This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Tax Consequences to the Company—The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income that a participant recognizes upon any exchange of the Bonus Units. The Company generally will be entitled to claim the deduction in the same taxable year in which the participant recognizes ordinary income.

The Board of Directors recommends a vote FOR the approval of the Bonus Unit Plan.

PROPOSAL 4. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine the consolidated financial statements for our Company and our subsidiaries for the year ending December 31, 2009. Our stockholders are asked to ratify that appointment at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2005. The Audit Committee believes that Deloitte & Touche LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm. Representatives of Deloitte & Touche are not expected to be present at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

For the years ended December 31, 2008 and 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit and all other fees paid or accrued by the Company and its consolidated subsidiaries aggregated $2,659,000 and $2,822,000 for the years ended December 31, 2008 and 2007, respectively and were composed of the following:

•

Audit Fees—The aggregate fees billed for the audit of the Company’s and HNS’ annual financial statements for the years ended December 31, 2008 and 2007 and for the reviews of the financial statements included in the Company’s and HNS’ Quarterly Reports on Form 10-Q were $2,400,000 in 2008 and $2,567,000 in 2007.

•

Audit-Related Fees—The aggregate fees billed for audit-related services for the years ended December 31, 2008 and 2007 were $140,000 and $163,000, respectively. These fees relate to comfort letters, due diligence and consultation provided in connection with debt and equity offerings and registration statements.

•

Tax Fees—The aggregate fees billed for tax services for the years ended December 31, 2008 and 2007, were $19,000 and $92,000, respectively. These fees relate to tax consultation and services related to domestic and foreign office compliance in both 2008 and 2007.

•

All Other Fees—The aggregate fees for services not included above were $100,000 for the year ended December 31, 2008. These fees relate to out of pocket expenses, certification fees in India, and accounting consultation for the Company. No fees for services not included above were paid or accrued in 2007.

Audit Committee Approval Policy

The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent accountants. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year. All fees paid to Deloitte & Touche for the years ended December 31, 2008 and 2007 were pre-approved by the Audit Committee in accordance with these policies.

Audit Committee Report

The Audit Committee of the Hughes Communications, Inc. Board of Directors is currently composed of three directors and operates under a written charter adopted by the Board of Directors. These committee members are considered to be independent. The members of the Committee are Lawrence Ruisi, Chairman, O. Gene Gabbard and Michael Weiner.

Among its other duties, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent auditors. Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended or supplemented.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” as modified or supplemented and the Audit Committee discussed with the independent registered public accounting firm.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lawrence J. Ruisi, Chairman

O. Gene Gabbard

Michael D. Weiner

OTHER MATTERS

We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Under the rules of the Securities and Exchange Commission, the date by which proposals of stockholders of the Corporation intended to be presented at the 2010 annual meeting of stockholders must be received by the

Company for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is November 20, 2009. Stockholder proposals should be submitted to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

Under the Company’s Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of the stockholders of the Company. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 90 days and not more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of proposals for the 2010 annual meeting of stockholders, the Secretary of the Company generally must receive notice of any such proposal no earlier than December 16, 2009, and no later than January 15, 2010 (other than proposals to be included in the proxy statement and form of proxy, which, as noted above, must be received by November 20, 2009).

Generally, a stockholder notice proposing and nominee for director must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or in any law or statute replacing such section), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act (or in any law or statute replacing such section) and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

ANNUAL REPORT

A copy of the 2008 Annual Report of the Company has been made available simultaneously with this Proxy Statement and includes a copy of the Company’s Annual Report on Form 10-K which contains all of the financial information (including the Company’s audited consolidated financial statements) and certain general information regarding the Company. A printed copy of the Company’s 2008 Annual Report on Form 10-K may be obtained without charge by writing to Dean A. Manson, Secretary, Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.

*    *    *    *    *

APPENDIX A

HUGHES COMMUNICATIONS, INC.

2006 EQUITY AND INCENTIVE PLAN

1.	Purpose.

The purpose of the Hughes Communications, Inc. 2006 Equity and Incentive Plan (the “Plan”) is to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing directors, officers, employees and consultants of the Company or its Subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and its Subsidiaries and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

2.	Administration of the Plan.

The Plan shall be administered by a Committee appointed by the Board. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an Incentive Stock Option or a Nonqualified Stock Option); to determine the number of shares of stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, suspended or surrendered; to make adjustments in the performance goals in recognition of unusual or nonrecurring events affecting the Company or its Subsidiaries or the financial statements of the Company or its Subsidiaries (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its sole discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option; (b) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or other Award, or otherwise adjust any of the terms applicable to any such Award; and (c) reduce the exercise price of any Award to the current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the award was granted; and (d) offer any Participant the opportunity to exchange Awards made to such Participant under the Plan for new Awards, having such terms and conditions as the Committee may, in its sole discretion determine (including, without limitation, modified vesting terms).

Subject to Section 162(m) of the Code and except as required by Rule 16b-3 with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees. The Board shall have sole authority, unless expressly delegated to the Committee, to grant Awards to Nonemployee Directors.

All decisions, determinations and interpretations of the Committee or the Board shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

Subject to Section 162(m) of the Code and Section 16 of the Exchange Act, to the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards to such Participants in accordance with those rules.

3.	Definitions.

(a) “Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(b) “Annual Incentive Award” shall mean an Award described in Section 6(e) hereof that is based upon a period of one year or less.

(c) “Award” shall mean any Option, Restricted Stock award, Stock Bonus award, Stock Appreciation Right, Other Stock-Based Award, Other Cash-Based Award or Performance Award granted pursuant to the terms of the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean (1) the willful and continued failure by the Participant substantially to perform his or her duties and obligations to the Company or a Subsidiary, including without limitation, repeated refusal to follow the reasonable directions of the employer, knowing violation of law in the course of performance of the duties of Participant’s employment with the Company or a Subsidiary, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the premises of the Company or a Subsidiary during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (2) fraud, dishonesty or other conduct that negatively effects the Company or a Subsidiary, or other willful misconduct by the Participant that is in the good faith opinion of the Committee injurious to the Company or a Subsidiary; (3) a conviction or plea of guilty or nolo contendre to a felony or a crime involving material dishonesty; or (4) refusal to cooperate in any lawful internal investigation approved by the Board or a committee thereof. For purposes of this Section 3(e), no act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Company and its Subsidiaries. For purposes of the Plan, determination of whether a termination of employment or service was for Cause shall be made by the Committee in its sole discretion.

(f) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person, other than Apollo Advisors IV, L.P. or any of its affiliates, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person, any securities acquired directly from the Company) representing 50% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

(h) “Committee” shall mean, at the discretion of the Board, a Committee of the Board, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3.

(i) “Common Stock” shall mean the common stock of the Company, par value $.001 per share.

(j) “Company” shall mean Hughes Communications, Inc., a Delaware corporation, or any successor corporation, or their respective parents.

(k) “ Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code”

(l) “Disability” shall mean permanent disability as determined pursuant to the long-term disability plan or policy of the Company or its Subsidiaries in effect at the time of such disability and applicable to a Participant.

(m) “Effective Date” shall mean the date as of which this Plan is adopted by the Board.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) “Fair Market Value” of a share of Common Stock, as of a particular date, shall mean (1) if the shares of Common Stock are then listed on a national securities exchange, the closing sales price per share of Common Stock on such national securities exchange on such date, or (2) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and ask prices for shares of Common Stock in such over-the-counter market on such date, or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, or the value of such shares is not otherwise determinable, such value as determined by the Committee in its good faith discretion.

(p) “Good Reason” shall mean the occurrence (without the Participant’s express written consent) after a Change in Control of any of the following events: (i) a ten or more percent reduction in the Participant’s annual base salary as in effect immediately prior the Change in Control or (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant ‘s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control.

(q) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code and that is designated by the Committee as an Incentive Stock Option.

(r) “Long Term Incentive Award” shall mean an Award described in Section 6(e) hereof that is based upon a period in excess of one year.

(s) Other Cash-Based Award” shall mean a right or other interest granted to a Participant other than Other Stock-Based Award.

(t) “Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, including but not limited to (i) unrestricted Common Stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Common Stock from the Company containing terms and conditions prescribed by the Committee.

(u) “Nonemployee Director” shall mean a member of the Board who is not an employee of the Company or a Subsidiary.

(v) “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(w) “Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 6(b) hereof.

(x) “Participant” shall mean an employee, consultant or director of the Company or of a Subsidiary to whom an Award is granted pursuant to the Plan, and, upon the death of the employee, consultant or director, such of his or her successors, heirs, executors and administrators, as the case may be, who have acquired, in accordance with Section 16 hereof, the right to exercise or receive payment with respect to such Award.

(y) “Performance Award” shall mean an Award granted to a Participant pursuant to Section 6(e) hereof.

(z) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries or affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(aa) “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to the terms of Section 6(d) hereof.

(bb) “Retirement” shall mean a Participant’s voluntary retirement, with the consent of the Company, from employment with or service to the Company or a Subsidiary on or after attainment of the age of 60.

(cc) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, including any successor to such Rule.

(dd) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ee) “Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6(c) hereof, to be paid an amount measured by the appreciation in the Fair Market Value of a share of Common Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or shares of Common Stock, as specified in the Award or determined by the Committee.

(ff) “Stock Bonus” shall mean a bonus payable in shares of Common Stock granted pursuant to Section 6(d) hereof.

(gg) “Subsidiary” shall mean any company, partnership, limited liability company, business or entity (other than the Company) of which at least 50% of the combined voting power of its voting securities is, or the operations and management are, directly or indirectly controlled by the Company.

4.	Stock Subject to the Plan.

(a) Shares Available for Awards.

The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 2,700,000 shares (subject to adjustment as provided herein). Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options may not exceed 1,350,000 shares (subject to adjustment as provided herein).

(b) Individual Limitation.

In no event shall the total number of shares of Common Stock subject to Awards awarded to any Participant during any tax year of the Company exceed 600,000 (subject to adjustment as provided herein).

(c) Adjustment for Change in Capitalization.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), re-capitalization, Common Stock split, reverse Common Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, makes an adjustment appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it in its good faith discretion deems necessary or appropriate to any or all of (1) the number and kind of shares of Common Stock or other securities which may thereafter be issued in connection with Awards, (2) the number and kind of shares of Common Stock, securities or other property issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company; provided that, with respect to Incentive Stock Options, any such adjustment shall be made in accordance with Section 424 of the Code.

(d) Adjustment for Change or Exchange of Shares for Other Consideration.

In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction (“Transaction”), then, unless otherwise determined by the Committee in its good faith discretion, (1) each Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable shall be the kind and amount so receivable per share by a plurality of the shares of Common Stock, and provided further that, if necessary, (1) the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Common Stock covered by the Award would have been changed or exchanged had they been held by a stockholder.

(e) Reuse of Shares.

The following shares of Common Stock shall again become available for Awards: except as provided below, any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange, forfeiture or termination of such Award for any reason whatsoever; and any shares of Restricted Stock cancelled or forfeited. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Common Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan.

5.	Eligibility.

Awards may be granted to executive officers and other employees of the Company or its Subsidiaries, including officers and directors who are employees, to Nonemployee Directors and to key consultants to the Company or its Subsidiaries. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

6.	Awards Under the Plan.

(a) Agreement.

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement as the Committee may in its sole discretion deem necessary or desirable and unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant, shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Agreement.

(b) Stock Options.

(i) Grant of Stock Options. The Committee may grant Options under the Plan to purchase shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. Unless otherwise determined by the Committee in its sole discretion, the exercise price of the share purchasable under an Option shall be the Fair Market Value per share on the grant date of such Option. The date as of which the Committee adopts a resolution granting an Option shall be considered the day on which such Option is granted, unless such resolution specifies a different date.

(ii) Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option and shall state the number of shares of Common Stock to which the Option (and/or each type of Option) relates.

(iii) Special Requirements for Incentive Stock Options.

(A)	To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(B)	No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(c) Stock Appreciation Rights.

(i) The Committee may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Common Stock subject to the related Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate exercise price of the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Common Stock subject to the related Option shall be reduced by the number of shares of Common Stock in respect of which such Stock Appreciation Right shall have been exercised.

(ii) The Committee may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The holder of an unrelated Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Common Stock subject to the Stock Appreciation

Right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate exercise price of the Stock Appreciation Right or portion thereof surrendered.

(iii) The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Committee, in its sole discretion, shall determine.

(d) Restricted Stock and Stock Bonus.

(i) The Committee may grant Restricted Stock awards, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Agreements. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(ii) Each Agreement with respect to a Restricted Stock award shall set forth the amount (if any) to be paid by the Participant with respect to such Award and when and under what circumstances such payment (if any) is required to be made.

(iii) The Committee may, upon such terms and conditions as the Committee determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited and/or that, with respect to the shares represented by such certificate or certificates, the Participant execute and deliver to the Company stock powers for use by the Company in connection with any forfeiture of the Restricted Stock award and/or a voting proxy for use by the Company until such shares become vested or are forfeited. Except as provided in the applicable Agreement, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(iv) Unless the applicable Agreement provides otherwise, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, any cash or stock received as a dividend or distribution on the shares underlying a Restricted Stock award (including in connection with a stock split) shall be subject to the same restrictions as the shares to which they relate underlying such Restricted Stock award.

(v) The Committee may grant Stock Bonus awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Agreement.

(e) Other Stock—or Cash-Based Awards

The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. With respect to Other Cash-Based Awards intended to qualify as performance based compensation under Section 162(m) of the Code, (i) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is an Annual Incentive Award is $2,500,000 and, (ii) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long Term Incentive Award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any Participants who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a Covered Employee prior to the certification by the Committee that the performance goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code.

(f) Performance Awards.

(i) The Committee may grant Performance Awards, alone or in tandem with other Awards under the Plan, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.

(ii) In the event that the Committee grants a Performance Award (other than a Nonqualified Stock Option or Incentive Stock Option) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Code, the following rules shall apply (as such rules may be modified by the Committee to conform with Code Section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time): (a) payments under the Performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than the date on which 25% of the period of service to which the Performance Award relates has elapsed; (b) the performance goal(s) to which the Performance Award relates shall be based on one or more of the following business criteria applied to the Company, a Subsidiary, a business unit, product line or any combination thereof, as determined by the Committee in its sole discretion: (1) return on equity; (2) earnings per share; (3) net income (before or after taxes); (4) earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (5) operating income (6) cash flow; (7) return on assets; (8) market share; (9) cost reduction goals or levels of expenses, costs or liabilities; (10) earnings from continuing operations; or (11) any combination of one or more of the foregoing over a specified period; (c) the performance goal(s) may be expressed in terms of attaining a specified level of the particular criteria, the attainment of a percentage increase or decrease in the particular criteria, or may be applied to the performance of the Company, a Subsidiary, a business unit, product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Committee in its sole discretion; (d) the performance goal(s) may include a threshold level of performance below which no payment shall be made, levels of performance, below the target level but above the threshold level, at which specified percentages of the Performance Award shall be paid, a target level of performance at which the full Performance Award shall be paid, levels of performance, above the target level but below the maximum level, at which specified multiples of the Performance Award shall be paid, and a maximum level of performance above which no additional payment shall be made (the performance goal(s) may also specify that payments for levels of performances between specified levels will be interpolated); and (e) the Committee shall have the sole discretion to determine whether, or to what extent, the performance goal(s) are achieved; provided, however, that once granted, the Committee may not have discretion to increase the amount payable under such stock award; and provided, further, that the Committee shall have the authority to make appropriate adjustments in performance goal(s) under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its Subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its Subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time. The Committee shall, prior to making payment under any award under this Section 6(e), certify in writing that all applicable performance goals have been attained.

(g) Exercisability of Awards; Cancellation of Awards in Certain Cases.

(i) Except as hereinafter provided, each Agreement with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Agreement with respect to a Restricted Stock award or Performance Award shall set forth the period after which and the conditions subject to which the shares underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion. Unless the applicable Agreement otherwise specifies, and subject to Sections 6(b)(iii)(B) and 7 hereof, each Option or Stock Appreciation Right granted under the Plan shall remain exercisable until the day prior to the tenth anniversary of the date of grant and shall terminate and cease to be exercisable on the tenth anniversary of the date of grant.

(ii) Except as provided in Section 7(d) hereof, no Option or Stock Appreciation Right may be exercised and no shares of Common Stock underlying any other Award under the Plan may vest or become deliverable more than ten (10) years after the date of grant.

(iii) Except as provided in Sections 7(a), 7(b) and 7(d) hereof, no Option or Stock Appreciation Right may be exercised and no shares of Common Stock underlying any other Award under the Plan may vest or become deliverable unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Nonemployee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a Transaction) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(iv) An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 6(g) hereof.

(v) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion otherwise determines, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

(h) Payment of Award Price.

(i) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full Option or Stock Appreciation Right exercise price.

(ii) Payment of the Option exercise price and of any other payment required by the Agreement to be made pursuant to any other Award shall be made in any combination of the following: (a) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee); (b) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee’s discretion be deemed conditional; and/or (c) unless otherwise provided in the applicable Agreement, by delivery of previously-acquired shares of Common Stock owned by the Participant for at least six (6) months (or such longer or shorter period as the Committee may determine) having a Fair Market Value (determined as of the Option exercise date, in the case of Options, or other relevant payment date as determined by the Committee, in the case of other Awards) equal to the portion of the exercise price being paid thereby. Payment in accordance with clause (a) of this Section 6(g)(ii) may be deemed to be satisfied, if and to the extent that the applicable Agreement so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock to be acquired pursuant to the Award to pay for all of the Common Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Common Stock.

7.	Termination of Employment.

(a) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of the Participant’s employment or service with the Company and its Subsidiaries (including a failure to have remained continuously so employed or in service) for any reason other than as described in subsection (b) or (c) of this Section 7, (1) the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable for a period of thirty (30) days from and including the date of termination of employment or service (and shall terminate thereafter), and (2) any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given for a period of thirty (30) days from and including the date of termination of employment or service (and shall terminate thereafter). Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, all portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding Award which is not vested as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(b) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if a Participant shall die while employed by or providing service to the Company or its Subsidiaries, or within thirty (30) days after the date of termination of such Participant’s employment or service (or within such different period as the Committee may have provided pursuant to subsection (a) of this Section 7), or if the Participant’s employment or service terminates by reason of Disability or Retirement, (1) the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable for a period of one year from and including the date of termination of employment or service (and shall terminate thereafter), and (2) any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given for a period of one year from and including the date of termination of employment or service (and shall terminate thereafter). Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, all portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding Award which is not vested as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(c) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant’s employment or service is terminated by the Company or its Subsidiaries for Cause, all outstanding Options, Restricted Stock awards and Stock Appreciation Rights granted to such Participant, whether or not they are exercisable as of the date of such termination of employment or service, and any other outstanding Award, whether or not it is vested as of the date of such termination of employment or service, shall in each case terminate upon the date of such termination of employment or service.

(d) Notwithstanding the foregoing, the Committee in its sole discretion may provide for a longer or shorter period for exercise of an Option or Stock Appreciation Right or may permit a Participant to continue vesting under an Option, Stock Appreciation Right or Restricted Stock award or to make any payment, give any notice or to satisfy other condition under any other Award. The Committee may in its sole discretion determine (i) for purposes of the Plan, whether any termination of employment or service constitutes a Retirement or is due to Disability or is for Cause, (ii) whether any leave of absence (including any short-term or long-term disability or medical leave) or inactive status constitutes a termination of employment or service, or a failure to have remained continuously employed or in service, for purposes of the Plan (regardless of whether such leave or status would constitute such a termination or failure for purposes of employment law), (iii) the applicable date of any such termination of employment or service or failure to have remained continuously employed or in service, and (iv) the impact, if any, of any of the foregoing on Awards under the Plan.

8.	Effect of Change in Control.

Unless the applicable Agreement provides otherwise, upon a termination of a Participant’s employment by the Company (other than due to Cause) or upon the Participant’s termination of employment by the Participant for Good Reason, in each case, on or within one year following a Change in Control:

(A)	any Award carrying a right to exercise subject only to time vesting that was not previously exercisable and vested shall become fully exercisable and vested; and

(B)	the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, except that any Awards for which vesting is subject to achievement of performance goals shall not be deemed to be vested as a result of termination following a Change of Control, but any testing or other determinations required pursuant to such Awards to determine whether performance goals have been fully achieved shall occur at the time of termination.

9.	Miscellaneous.

(a) Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts. Notwithstanding any other provision hereof or of an Agreement, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options or Stock Appreciation Rights, or suspend vesting of other Awards, if such Participant is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or its Subsidiaries or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company or its Subsidiaries.

(b) Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Common Stock acquired pursuant to the Plan.

10.	No Special Employment or Service Rights; No Right to Award.

(a) Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or any of its Subsidiaries or interfere with or limit in any way the right of the Company or any of its Subsidiaries, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

11.	Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.	Withholding Taxes.

(a) Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(b) Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Common Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

13.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

14.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

15.	Amendment or Termination of the Plan.

The Board or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite stockholder approval shall be required if and to the extent the Board or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law. Awards may be granted under the Plan prior to the receipt of such stockholder approval of the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Subject to the foregoing, no amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award; provided that any action pursuant to paragraph two of Section 2 shall be deemed not to be adverse to any Participant and no consent of the Participant shall be required in connection with such action.

16.	Transfers Upon Death; Nonassignability.

(a) A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, upon the death of a Participant outstanding Awards granted to such Participant may only be exercised by or paid to the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by designating a beneficiary or by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the designation, will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

(b) During a Participant’s lifetime, the Committee may, in its sole discretion, pursuant to the provisions set forth in this clause (b), permit the transfer, assignment or other encumbrance of an outstanding Option, unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration. Any such transferee must agree, in writing, to be bound by all provisions of the Plan.

17.	Effective Date and Term of Plan.

The Plan shall become effective on the Effective Date, but the Plan (and any grants of Awards made prior to stockholder approval of the Plan) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Awards shall be null and void. Unless earlier terminated by the Board, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

18.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

19.	Participant Rights.

(a) No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Common Stock certificate to him or her for such shares.

(b) Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

20.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

21.	No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine in its sole discretion whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.	Interpretation.

The Plan is designed and intended, to the extent applicable, to comply with Section 162(m) of the Code, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Code Section 409A.

APPENDIX B

AMENDED AND RESTATED HUGHES NETWORK SYSTEMS, LLC

BONUS UNIT PLAN

1.	The Plan.

The Plan was originally adopted on July 15, 2005 and was first amended, subject to approval by Hughes’ stockholders, on August 6, 2008, to provide for the reallocation of forfeited Bonus Units and was subsequently amended and restated on September 17, 2008 to make certain tax law changes, account for the SkyTerra Acquisition that occurred on January 1, 2006, and subject to further approval by Hughes’ stockholders, to extend the term of certain Reallocated Units.

1.1	Purposes.

The purposes of this Plan are (a) to motivate the Participants to embrace the objectives of the Company, particularly the goals of Company growth and (b) to promote the success of the Company by rewarding the Participants for their dedicated service and to provide incentives for Participants to remain in the employ of the Company or an Affiliate. Capitalized terms used herein are defined in Section 4. It is intended that, as to any Participant that becomes entitled to economic benefits under this Plan, that such economic benefits shall constitute part of the Participant’s reasonable compensation for services rendered to the Company and its Subsidiaries. Notwithstanding anything herein or in an Award Agreement to the contrary, the Plan is intended to comply and shall be interpreted in accordance with Code Section 409A and applicable published guidance thereunder.

1.2	Eligibility.

The Managing Member, in its sole discretion, shall determine which Eligible Employees may participate in this Plan.

1.3	Administration and Authorization; Power and Procedure.

1.3.1 Managing Member. This Plan will be administered by and all Awards will be authorized by the Managing Member. In making any determination or in taking or not taking any action under this Plan, the Managing Member may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company or any of its Affiliates. The Managing Member may delegate ministerial, non-discretionary functions to individuals who are officers, directors or employees of the Company or any of its Affiliates.

1.3.2 Plan Awards; Interpretation; Powers of the Managing Member. The Managing Member shall have the power to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes. Such actions shall include the ability to grant Awards to Participants and reasonably determine the form, amount and payment date of such Awards in accordance with the terms of this Plan.

1.3.3 No Liability. No director, officer, member or agent of the Company or any Affiliate will be liable for any action, omission or decision under this Plan.

2.	Awards.

2.1	Award Grants.

2.1.1 Original Bonus Unit Grants. The Managing Member may grant one or more Bonus Units (or any fraction thereof) under this Plan to any Eligible Employee. Subject to the express provisions of this Plan, the Managing Member will determine the number of Bonus Units subject to each Award. Each Award will be evidenced by an Award Agreement signed by the Company and the Participant.

2.1.2 Grants of Reallocated Units. The Managing Member may, but is not obligated to, make grants of Forfeited Units (or any fraction thereof) under this Plan to any Eligible Employee.

2.1.3 Grants Generally. Subject to the express provisions of this Plan, the Managing Member will determine the number of Bonus Units subject to each Award. Each Award will be evidenced by an Award Agreement signed by the Company and the Participant. Notwithstanding anything to the contrary contained herein or in any other agreement between the Company and any Participant, no Award made under this Plan shall be considered eligible compensation for the purposes of the HNS LLC 401k Savings Plan or any similar plan maintained by Hughes or its Affiliates.

2.2	No Right to Equity.

The Bonus Units shall be used solely as a device for purposes of the share exchanges(s) set forth in Section 2. The Bonus Units shall not be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Bonus Units shall be and shall remain the sole property of the Company, and each Participant’s rights in respect of the Bonus Units and this Plan are limited to the right to receive benefits as herein provided. With respect to any Bonus Unit or other rights in respect of this Plan, no Participant (a) shall be entitled to any voting, ownership, or other equity holder rights with respect to the Company or (b) shall be owed any fiduciary duty by the Board, the Managing Member or the Company.

2.3	Bonus Unit Limits.

Up to 4,400,000 Bonus Units may be granted under this Plan. Unless the Managing Member otherwise expressly provides in a Participant’s Award Agreement (or by an amendment thereto), no Participant shall have protection against any dilution that may result from the issuance of additional Bonus Units or the reallocation of Bonus Units (i.e., Reallocated Units) under this Plan.

The Managing Member is not obligated to cause the Company to issue all 4,400,000 Bonus Units.

2.4	Entitlement to Economic Benefit.

2.4.1 First Exchange. Because the SkyTerra Acquisition was consummated prior to the third anniversary of the Effective Date, except as set forth in Section 2.4.3 below, for Participants who are employed by the Company or an Affiliate on the third anniversary of the Effective Date, such Participants’ vested Bonus Units (excluding Reallocated Units) shall be exchanged (the “First Exchange”) for common stock of Hughes (“Hughes Shares”) on the third anniversary of the Effective Date in a manner intended to provide the Participants with substantially equivalent economic benefits to the Notional Cash Value. The number of Hughes Shares to be issued to a Participant in connection with the First Exchange shall equal the quotient obtained by dividing (x) the product of (1) the number of vested Bonus Units and (2) the fair market value of such vested Bonus Units (as calculated by the Managing Member) by (y) the Hughes Market Price on the date of the First Exchange.

2.4.2 Second Exchange. Because the SkyTerra Acquisition was consummated prior to the fifth anniversary of the Effective Date, except as set forth in Section 2.4.3 below, for Participants who are employed by the Company on the fifth anniversary of the Effective Date, such Participants’ vested Bonus Units (excluding vested Bonus Units, if any, subject to the First Exchange and Reallocated Units) shall be exchanged (the “Second Exchange”) for Hughes Shares on the fifth anniversary of the Effective Date in a manner intended to provide the Participants with substantially equivalent economic benefits to the Notional Cash Value. The number of Hughes Shares to be issued to the Participant in connection with the Second Exchange shall equal the quotient obtained by dividing (x) the product of (1) the number of vested Bonus Units (excluding vested Bonus Units, if any, subject to the First Exchange and Reallocated Units) and (2) the fair market value of such vested Bonus Units (as calculated by the Managing Member) by (y) the Hughes Market Price on the date of the Second Exchange.

2.4.3 Third Exchange. For Participants who receive Reallocated Units and who are employed by the Company on the sixth anniversary of the Effective Date, such Participants’ Reallocated Units shall be exchanged (the “Third Exchange”) for Hughes Shares on the sixth anniversary of the Effective Date, in a manner intended to provide the Participants with substantially equivalent economic benefits to the Notional Cash Value. The number of Hughes Shares to be issued to the Participant in connection with the Third Exchange shall equal the quotient obtained by dividing (x) the product of (1) the number of vested Reallocated Units and (2) the fair market value of such vested Reallocated Units (as calculated by the Managing Member) by (y) the Hughes Market Price on the date of the Third Exchange.

2.4.4 Conditions to Receipt of Economic Benefit.

(a) Release. Each Participant will be required to execute a Release in accordance with Section 3.16 as a condition to the issuance of any Hughes Shares in connection with the First Exchange, the Second Exchange and the Third Exchange, as applicable; provided that, subject to the other provisions set forth herein, such obligations shall be satisfied by the Participant no later than two and one-half months after the consummation of such First Exchange, Second Exchange or Third Exchange, as applicable.

(b) Calculation of Notional Cash Value. Notwithstanding anything to the contrary contained herein, any calculation, including the calculation of Notional Cash Value, with respect to Bonus Units and Reallocated Units granted after the Effective Date to a Participant shall be calculated solely with respect to the Net Gain attributable to the period following July 15, 2005. The Managing Member, in its sole discretion, shall calculate the Net Gain attributable to such period and the Managing Member shall allocate the payments to be made to all Participants hereunder in accordance with such calculations.

2.5	Vesting.

2.5.1 Vesting. Except as provided in Section 2.5.2 below, with respect to each Participant, (a) seven and one-half percent (7.5%) of the Bonus Units issued to such Participant shall vest semi-annually commencing on the date that is six (6) months following the applicable Grant Date and ending on the date that is thirty-six (36) months following the applicable Grant Date and (b) thirteen and three-fourths percent (13.75%) of the Bonus Units issued to such Participant shall vest semi-annually commencing on the date that is forty-two (42) months following the applicable Grant Date and ending on the date that is sixty (60) months following the applicable Grant Date, in the case of clauses (a) and (b), subject to the Participant’s continued employment with the Company on the applicable date of vesting.

2.5.2 Reallocated Units. Reallocated Units, notwithstanding anything in the Plan to the contrary, shall vest on the sixth anniversary of the Effective Date, provided that the Participant is employed by the Company on such date.

2.5.3 Cessation of Vesting. Upon any termination of the Participant’s employment with the Company for any reason, all vested and unvested Bonus Units and Reallocated Units shall immediately terminate and the Participant shall have no right to any economic benefit payable hereunder; provided, however, that in the event a Participant’s employment with the Company or a Subsidiary is terminated due to the death, disability or termination without Cause (a “Qualifying Termination”) of such Participant then the vested Bonus Units and Reallocated Units granted to such Participant shall not terminate until the first anniversary of the date that such employment is terminated, in which case it shall terminate on such anniversary but in no event shall any additional unvested Bonus Units or Reallocated Units continue to vest during such one-year period. For example, if a Qualifying Termination occurs on the day after the third anniversary of the Effective Date, the Bonus Units shall be forfeited on the one-year anniversary of such termination since the Second Exchange will not have occurred.

2.6	Adjustments.

The Managing Member may, to such extent and at such time as it reasonably deems appropriate and equitable in the circumstances to preserve the intended level of benefits based on the structure and organization of the Company as of the Effective Date, adjust Bonus Units, and economic benefits contemplated by this Plan upon or in contemplation of any sale of additional equity interests by the Company, any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company, any split-up, spin-off, or dividend distribution in respect of the Company’s securities in the form of property (other than cash), an initial public offering, or any similar, unusual or extraordinary corporate transaction. This Section 2.6 is intended to preserve, rather than diminish or increase, the benefits available to Participants under this Plan on the Effective Date.

3.	Other Provisions.

3.1	Employment Status.

Status as an Eligible Employee will not be construed as a commitment that any Award will be granted under this Plan.

3.2	No Employment/Service Contract.

Nothing contained in this Plan (or in any other documents under this Plan or related to any Award) shall confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such Person’s compensation or other benefits, or to terminate his or her employment or other service, with or without Cause at any time. Neither this Plan nor an Award Agreement shall constitute a contract of employment or service.

3.3	Plan Not Funded.

Awards payable under this Plan will be payable from the general assets of the Company, and no special or separate reserve, fund or deposit will be made to assure payment of such Awards. No Participant, Beneficiary or other Person will have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other Person. To the extent that a Participant, Beneficiary or other Person acquires a right to receive payment pursuant to any Award hereunder, such right will be equal to but not greater than the right of any unsecured general creditor of the Company.

3.4	Tax Withholding.

Upon delivery of an economic benefit under any Award, the Company shall have the right to deduct from any benefit the amount of any taxes that the Company or any Affiliate may be required to withhold with respect to such Award payment.

3.5	Confidentiality.

3.5.1 To ensure the continued confidentiality of the Confidential Information, the Participant agrees as follows:

(a)	to hold all Confidential information in strict confidence; not to disclose it to others or use it in any way, commercially or otherwise; and not to allow any unauthorized Person access to the Confidential Information;

(b)	to take all action reasonably necessary to protect the confidentiality of the Confidential Information; and

(c)	to return all Confidential Information and any materials or other property provided by the Company or its Subsidiaries promptly upon the termination of the Participant’s employment with the Company.

Notwithstanding anything else contained herein to the contrary, the foregoing confidentiality provisions of this Section 3.5, and each Participant’s obligations with respect thereto, shall survive any purported termination of this Plan and/or any Award.

3.5.2 The obligations stated in this Section 3.5 shall not apply to Confidential Information under the following circumstances:

(a) if such information lawfully and rightfully becomes known to the Participant without restriction, from a source other than the Company;

(b) if such information was or is independently developed by the Participant without reference to any Confidential Information received hereunder, as evidenced by written records; or

(c) to the extent that disclosure or broader use of such information is authorized in writing by the Company and not otherwise revoked.

3.6	Designation of Beneficiary.

Upon forms approved by the Managing Member, each Eligible Employee who becomes a Participant shall designate in writing the Beneficiary whom such Participant desires to receive any benefits payable under this Plan in the event of such Participant’s death. A Participant may from time to time change his designated Beneficiary without the consent of such Beneficiary by filing a new designation, on a form approved by the Managing Member, with the Managing Member. However, if a married Participant wishes to designate a Person other than his spouse as Beneficiary, such designation shall be consented to in writing by the spouse, which consent shall be witnessed by a notary public and shall acknowledge the effect of the designation. The Participant may change any election designating a Beneficiary without any requirement of further spousal consent if the spouse’s consent so provides. Notwithstanding the foregoing, spousal consent shall be unnecessary if it is established (to the satisfaction of a Plan representative) that there is no spouse or that the required consent cannot be obtained because the spouse cannot be located. The Company and the Managing Member may rely upon a Participant’s designation of Beneficiary last filed in accordance with the terms of this Plan. Upon the dissolution of marriage of a Participant, any designation of the Participant’s former spouse as a Beneficiary shall be treated as though the Participant’s former spouse had predeceased the Participant, unless (a) the Participant executes another Beneficiary designation that complies with this Section 3.6 and that clearly names such former spouse as a Beneficiary, or (b) a court order presented to the Managing Member prior to distribution on behalf of the Participant explicitly requires the Participant to continue to maintain the former spouse as the Beneficiary. In any case in which the Participant’s former spouse is treated under the Participant’s Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from this Plan as a Beneficiary of the Participant except as otherwise provided in the Participant’s Beneficiary designation.

3.7	Death Benefits.

In the event of the death of a Participant, any economic benefit that the Participant may then be entitled to or that may become payable with respect to the Participant’s Award following his death shall be paid to the Participant’s Beneficiary when such amount would have otherwise been paid to the Participant (had he or she continued to live) in accordance with the other terms of this Plan.

3.8	Incapacity.

In the event any amount is payable under this Plan to a Person for whom a Personal Representative has been legally appointed, the payment shall be distributed to the duly appointed Personal Representative, without any duty on the part of the Managing Member to supervise or inquire into the application of any funds so paid.

3.9	Plan and Award Amendments and Termination.

The Managing Member may, at any time, terminate or, from time to time, amend, modify, restate, supplement or suspend this Plan or an Award Agreement, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan. All authority of the Managing Member with respect to Awards hereunder will continue during any suspension of this Plan and in respect of Awards outstanding upon or following the termination of this Plan. The Managing Member may not, however, without the written consent of the Participant affected thereby, amend, terminate, restate, supplement or suspend this Plan in any manner materially adverse to the Participant’s rights or benefits hereunder; provided, however, that the consent of the affected Participant shall not be required with respect to (a) any amendment to this Plan and/or any Award Agreement to the extent the Managing Member reasonably determines such amendment (i) is necessary in order to comply with Section 409A of the Code and any regulations or other guidance promulgated thereunder or (ii) is providing equivalent economic value to the Participant or (b) adjustments in accordance with 2.7.

3.10	Termination Date of this Plan.

This Plan shall terminate upon the satisfaction of all outstanding Plan obligations. No Bonus Units or Reallocated Units may be granted following the sixth anniversary of the Effective Date.

3.11	Choice of Law.

This Plan, the Awards, all documents evidencing Awards and all other related documents will be governed by, and construed in accordance with, the laws of the State of New York.

3.12	Severability.

If it is determined that any provision of this Plan or an Award Agreement is invalid and unenforceable, the remaining provisions of this Plan and/or the Award Agreement, as applicable, will continue in effect provided that the essential economic terms of this Plan and the Award can still be enforced.

3.13	Construction of Plan.

This Plan and all Award Agreements shall be construed and interpreted to comply with Section 409A of the Code. This Plan is a negotiated bonus unit arrangement between the Company and each Participant. The Company and each Participant agree and stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Plan to favor the Company and/or any Participant against the other. Such agreement and stipulation by a Participant is a condition precedent to the Participant’s eligibility for participation in this Plan.

3.14	Jurisdiction and Venue.

SUBJECT TO THE TERMS OF THIS PLAN, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS PLAN SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTING AND DELIVERING THIS PLAN, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT THE NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

3.15	Captions; Construction of Terms.

Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the context may require, any pronouns used in this Plan shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

3.16	Release.

Notwithstanding anything else contained herein to the contrary, the Company’s obligation to pay benefits to or with respect to a Participant is subject to the condition precedent that the Participant (or Personal Representative, as applicable) execute and enter into a valid and effective release in the form attached hereto as Exhibit B (or such other similar form as the Managing Member may provide and require in the circumstances) (a “Release”), which Release shall be delivered within 10 days of the applicable payment date, and such executed agreement (a) is received by the Company no later than the date specified in the notice delivered to such Participant notifying the Participant of the First Exchange, Second Exchange, or Third Exchange, as applicable, and (b) is not revoked by the Participant (or Personal Representative, as applicable) or otherwise rendered unenforceable by the Participant. The Managing Member, in its sole discretion, may also require a Participant, Personal Representative or Beneficiary, as applicable, to consent to the calculation of the Net Gain and/or the number of Hughes Shares to be issued to the Participant under Section 2 hereof, as a condition to the Company’s obligation under this Plan to pay such amount to the Participant or Beneficiary. If a Participant does not timely comply with the Release provisions set forth in the first two sentences hereof and as further set forth in the Plan, the Participant’s Bonus Units or rights to other securities shall terminate.

3.17	Effective Date.

This Plan is effective as of the Effective Date.

4.	Definitions.

Capitalized terms used in this Plan are used as defined below if not otherwise defined herein:

“Affiliate” means, with respect to any Person: (i) with respect to an individual, any member of such individual’s family; (ii) with respect to an entity, any officer, director, stockholder, partner, member or investor of or in such entity or of or in any affiliate of such entity; and (iii) also with respect to an entity, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

“Award” means, with respect to each Participant, an award of Bonus Units authorized by and granted under this Plan to such Participant.

“Award Agreement” means any writing, approved by the Managing Member, setting forth the terms of an Award that has been duly authorized and approved.

“Beneficiary” means the Person, Persons, trust or trusts last designated in writing by a Participant in accordance with the provisions of Section 3.6 to receive the benefits specified hereunder in the event of a Participant’s death. If there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary or, in the absence of a surviving spouse, the executor or administrator of the Participant’s estate shall be the Beneficiary. In any case, where there is no such duly appointed executor or administrator of the Participant’s estate within ninety (90) days after the Participant’s death (or such extended period as the Managing Member determines is reasonably necessary to allow such personal representative to be appointed), then “Beneficiary” shall mean the Person or Persons who can verify by affidavit or court order to the satisfaction of the Managing Member that they are legally entitled to receive the benefits specified hereunder.

In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid to that Person’s legal guardian. If there is no such legal guardian, if such legal guardian is not located by the Company, or if the Managing Member determines that there is a dispute as to guardianship over a minor, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board” means the Board of Managers of the Company.

“Bonus Unit” means a device used solely for determining Hughes common stock to be provided to a Participant under this Plan.

“Cause” means, with respect to a Participant, (a) misconduct by such Participant with respect to the business and affairs of Company, its Subsidiaries or their Affiliates; (b) willful neglect of duties of such Participant or the failure to follow the lawful directions of the Company, including, without limitation, the violation of any material policy of the Company, its Subsidiaries or their Affiliates applicable to such Participant; (c) the material breach by such Participant of any of the provisions of any agreement with the Company, its Subsidiaries or their Affiliates; (d) the commission of a felony by such Participant; (e) the commission by such Participant of an act of fraud or financial dishonesty with respect to the Company, its Subsidiaries or their Affiliates; (f) the commission by such Participant of any crime that involves moral turpitude or fraud or that otherwise has a material adverse effect on the business, assets, liabilities, operations, affairs or prospects of the Company, its Subsidiaries or their Affiliates; or (g) chronic absenteeism by such Participant.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Hughes Network Systems, LLC, a Delaware limited liability company, and its successors and assigns.

“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Hughes Communications, Inc., a Delaware corporation, or the Company or any of its Subsidiaries in connection with the Subject Business, including, but not limited to, (i) information, observations, procedures and data obtained by the Participant while employed by HNS or the Company and its Subsidiaries (including those obtained by the Participant while employed at HNS prior to the date of this Plan) concerning the business or affairs of HNS or the Company or any of its Subsidiaries, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers, vendors, suppliers and customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, and (xiv) all similar and related information in whatever form.

“Effective Date” means July 15, 2005, the date of Managing Member approval of this Plan.

“Eligible Employee” means any employee, officer, director or consultant of the Company or a Subsidiary.

“Forfeited Units” means Bonus Units that are forfeited by Eligible Employees on or after the Grant Date pursuant to the terms of the Plan.

“Grant Date” means, with respect to each Participant, the applicable date of grant of Bonus Units to such Participant.

“Hughes” means Hughes Communications, Inc., a Delaware corporation.

“Hughes Market Price” means, with respect to the Hughes Shares to be issued to a Participant in connection with an Exchange, (a) if such Hughes Shares are not publicly traded or quoted at the time of determination, the fair market value of such securities determined by the board of directors of Hughes; and (b) if the Hughes Shares are publicly traded or quoted at the time of determination, the per share fair market value of such securities shall be the average closing trading price of such securities for the twenty (20) business day period immediately preceding the date of determination.

“Hughes Shares” means shares of Hughes common stock, par value $0.001.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of April 22, 2005, as amended, restated, supplemented or modified from time to time.

“Managing Member” means the managing member of the Company appointed from time to time.

“Net Gain” means the difference between (x) the sum of (i) all dividends and other distributions (excluding the aggregate amount of the Quarterly Management Fee Payments (as defined in the LLC Agreement) and Distributions (as defined in the LLC Agreement) in respect of taxes and expense reimbursement) paid to SkyTerra with respect to the Class A Units of the Company and (ii) the gross proceeds of any sale of Class A Units of the Company by SkyTerra minus(y) the amount paid by SkyTerra to acquire the Securities of the Company that are not held by SkyTerra (other than such securities held by management of the Company).

“Notional Cash Value” means the product of the Participant’s number of vested Bonus Units multiplied by a fraction, the numerator of which is the Net Gain and the denominator of which is the product of (x) number of Class A Units of the Company owed by SkyTerra on the date of the SkyTerra Acquisition (which for the avoidance of doubt was 95,000 Class A Units), multiplied by (y) 1,000 .

“Participant” means an Eligible Employee who has been granted an Award under this Plan (and when the context so requires, any Beneficiary of a deceased Participant).

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

“Personal Representative” means the Person or Persons who, upon the disability or incompetence of a Participant, has acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan by virtue of having become the legal representative of the Participant.

“Plan” means this Amended and Restated Hughes Network Systems, LLC Bonus Unit Plan, as it may hereafter be amended, restated, modified or supplemented from time to time.

“Qualifying Termination” shall have the meaning set forth in Section 2.5.2 hereof.

“Reallocated Units” means any Forfeited Units pursuant to the terms of the Plan as of July 15, 2005 that are reallocated by the Managing Member on or after July 15, 2008.

“SkyTerra” means SkyTerra Communications, Inc., a Delaware corporation, and its successors and assigns.

“SkyTerra Acquisition” means the direct or indirect acquisition by SkyTerra and/or any of its Affiliates, pursuant to any transaction structure, of all or substantially all of the securities of the Company that are held by members of the Company that are not employees of the Company.

“Subject Business” means the (i) business of providing broadband satellite networks and services to enterprises, including the core enterprise Very Small Aperture Terminal business, and the consumer Very Small Aperture Terminal, mobile satellite and carrier network and services ancillary businesses and (ii) design, development, operation, and provision of communications services via a Ka-band satellite telecommunications system known as “Spaceway.”

“Subsidiary” of the Company means and includes (i) any corporation 50% or more of whose equity of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company or indirectly through subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which the Company directly or indirectly through subsidiaries, has 50% or more of the equity interests of such Person at the time.

*    *    *    *    *    *    *

EXHIBIT A

FORM OF AWARD AGREEMENT

FOR AWARDS GRANTED ON OR AFTER JULY 15, 2008

HUGHES NETWORK SYSTEMS, LLC

BONUS UNIT PLAN

AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is entered into as of                     , by and between Hughes Network Systems, LLC, a Delaware limited liability company (the “Company”), and                              (the “Participant”).

The Company hereby grants to the Participant an award (this “Award”) under the Hughes Network Systems, LLC Bonus Unit Plan (the “Plan”). The number of Bonus Units covered by this Award is                     , of which                      are Reallocated Units (as defined in the Plan) (the “Bonus Units”). This Award is subject to all of the terms and conditions set forth in this Agreement and in the Plan. The Participant does hereby accept the Award on such terms and conditions. Capitalized terms not defined herein are defined in the Plan. The Award is subject to stockholder approval of the Plan. In the event that such stockholder approval is not obtained on or before December 31, 2009, this Award shall be rendered null and void.

1.	Vesting. The Bonus Units are subject to the termination of employment rules set forth in Section 2.5 of the Plan. Employment for only a portion of the vesting period, even if a substantial portion of the vesting period, will not entitle the Participant to any proportionate vesting. That is, you must be employed on the applicable vesting date in order to vest into your benefit under the Plan.

2.	Amount, Timing and Manner of Payment. The amount, timing and manner of payment of the economic benefit that may be received by the Participant with respect to the Bonus Units that are covered by this Agreement shall be calculated in accordance with the Plan.

3.	No Right to Equity; Plan not Funded. With respect to the Plan, this Agreement and the Bonus Units granted hereunder, the Participant (a) has no voting or other ownership rights with respect to the Company, and (b) is owed no fiduciary duty by the Company or the Managing Member. In accordance with Section 3.3 of the Plan, Awards payable under this Agreement will be payable from the general assets of the Company, and no special or separate reserve, fund or deposit will be made to assure payments of this Award. No Participant or other Person will have any right, title or interest in any fund or in any specific asset of the Company by reason of this Agreement. To the extent that a Participant or other Person acquires a right to receive payment pursuant to this Agreement, such right will be the same as and no greater than the right of any unsecured general creditor of the Company.

4.	No Employment/Service Commitment. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company or any Subsidiary, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation. If the Participant is employed by a Subsidiary (and not by the Company) and that entity ceases for any reason to be a Subsidiary, then the Participant shall thereupon be deemed to have terminated employment with the Company and its Subsidiaries for purposes of the Plan (unless, in connection with such event, the Participant otherwise becomes employed by the Company or another Subsidiary that continues as such following the event).

EXHIBIT A - 1

5.	The Plan. The grant of the Bonus Units under this Agreement and any Award in respect thereof are subject to, and the Company and the Participant agree to be bound by, the provisions of the Plan. The provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges receiving a copy of the Plan and reading its provisions, and agrees to be bound by the terms thereof and of this Agreement. Provisions of the Plan that grant discretionary authority to the Managing Member shall not create any rights in the Participant, unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Managing Member so conferred by appropriate action of the Managing Member under the Plan.

6.	Non-Transferability; Successors. This Award and any other rights of the Participant under this Agreement and/or the Plan are nontransferable, except in accordance with the death benefit and incapacity provisions set forth in Sections 3.6, 3.7 and 3.8 of the Plan, respectively.

7.	Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

8.	Governing Law.

8.1	New York Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles thereunder.

8.2	Construction. The Participant acknowledges and agrees that this Agreement and the Plan will be construed in accordance with Section 3.13 of the Plan.

8.3	Severability. If it is determined that any provision of this Agreement or the Plan is invalid and unenforceable, the remaining provisions of this Agreement and/or the Plan, as applicable, will continue in effect provided that the essential economic terms of this Agreement and the Plan can still be enforced.

EXHIBIT A - 2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.

PARTICIPANT	HUGHES NETWORK SYSTEMS, LLC

By:
Signature

Print Name:

Print Name	Title:

EXHIBIT A - 3

EXHIBIT B

RELEASE AGREEMENT1

FOR AWARDS GRANTED ON OR AFTER JULY 15, 2008

This Release Agreement (this “Agreement”), made this      day of             ,          and effective as of the Effective Date (defined in Section 11 below), by and between                                         , an individual (the “Individual”), and Hughes Network Systems, LLC, a Delaware limited liability company (the “Company”), is an agreement that includes a release and certain other terms and conditions.

RECITALS

A.	The Individual and the Company desire to resolve all pending and potential actions and issues between the Individual and the Company and its current and former officers, directors, members, parents, subsidiaries and affiliates and the subsidiaries and affiliates of the Company’s parents (collectively, the “Company Group”) without the expenditure of time and expense of litigation and, for that reason, have entered into this Agreement.

B.	The Company maintains the Hughes Network Systems, LLC Bonus Unit Plan (the “Plan”). The Company’s obligation to pay benefits to the Individual under and in accordance with the terms of the Plan (the “Benefits”) is subject to the condition precedent that the Company receive this Agreement from the Individual and that the Individual does not revoke or otherwise render this Agreement unenforceable.

AGREEMENT

In consideration of the covenants undertaken and the releases contained in this Agreement, and the Individual’s right to receive the Benefits, the Individual and the Company agree as follows:

1. Benefits. In consideration of the Individual agreeing to each and every term of this Agreement, including the release set forth in Section 2, the Company will pay to the Individual the Benefits contemplated by and determined pursuant to the terms of the Plan. Such Benefits shall be paid at the time(s) and in the amounts determined pursuant to the Plan. [If the amount of Benefits has been calculated, the Company may require the Individual to acknowledge and agree to such calculation as a condition precedent to the Company’s payment obligation and revise this Section 1 accordingly. In lieu of such a change to this Agreement, the Company may require the Individual to provide such an acknowledgement and agreement in a separate agreement as a condition precedent to the Company’s payment obligation.]

2. Release by the Individual. Except for those obligations created by or arising out of this Agreement, the Individual on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges each member of the Company Group and their respective agents, attorneys, insurers, employees, stockholders, equity holders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with the Individual’s employment relationship with any member of the Company Group, or the termination of his or her employment or any other transactions,

1	In the event that the participants are not residents of California, these provisions may be modified.

EXHIBIT B - 1

occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under the federal Civil False Claims Act, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, [the California Fair Employment and Housing Act, the California Family Rights Act],2 [the New York Human Rights Law],3 [the New York City Human Rights Law],4 any other claim under any other federal, state or local law or regulation, and any other claim for severance pay or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except vested benefits that the Individual may be entitled to receive under and in accordance with the terms of any pension plan).

3. [Known and Unknown Claims. It is the intention of the Individual and the Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Individual hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING

THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Individual acknowledges that he or she may hereafter discover claims or facts in addition to or different from those which he or she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Individual hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The Individual acknowledges that he or she understands the significance and consequence of such release and such specific waiver of SECTION 1542.]5

4. Confidentiality. The Individual represents and covenants that he or she has not previously and that he or she will not at any time breach the confidentiality provisions set forth in Section 3.5 of the Plan.

5. Other Waiver by the Individual. The Individual expressly acknowledges and agrees that, by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. This Agreement does not prevent the Individual from challenging the validity of the release under the Older Workers Benefit Protection Act.

6. Representations by the Individual. The Individual further expressly acknowledges, represents, and agrees that:

a.	He or she was not otherwise entitled to the Benefits (in the event that the Individual is entitled to severance benefits under any federal or state law, the Individual acknowledges, represents and

2	In the event that the participants are not residents of California, these provisions may be modified.
3	In the event that the participants are not residents of New York, these provisions may be modified.
4	In the event that the participants are not residents of New York City, these provisions may be modified.
5	In the event that the participants are not residents of California, these provisions may be modified or deleted.

EXHIBIT B - 2

agrees that he or she was not otherwise entitled to the level of Benefits being offered and that such benefits exceed the minimum required statutory level of benefits that he or she may have otherwise been entitled to);

b.	His or her right to receive the Benefits is consideration for his or her agreements herein and the Benefits (to the extent that they exceed any minimum required statutory level of benefits) would not be paid if he or she did not execute and deliver this Agreement;

c.	The restrictions on him or her which are set forth in Section 4 are reasonable;

d.	He or she was given a copy of this Agreement at least forty-five (45) days prior to the date hereof, and informed that he or she had up to forty-five (45) days within which to consider the Agreement;

e.	He or she was informed that he or she has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement; and

f.	He or she has had the opportunity to consult with his or her advisors and attorneys regarding this Agreement (including, without limitation, its terms, conditions, and effects) and represents that he or she has so consulted with such advisors and attorneys, if so desired by him or her.

7. No Prior Assignment or Transfer. The Individual warrants and represents to the Company that he or she has not heretofore assigned or transferred to any Person not a party to this Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold harmless the Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8. Taxes. The Individual agrees that he or she shall be exclusively liable for the payment of all federal and state taxes imposed upon the Individual as the result of the consideration that he or she receives pursuant to this Agreement and the Individual hereby represents that he or she shall make payments on such taxes at the time and in the amount required of him or her; provided, that the Company shall have the right to withhold any amounts of taxes it determines to be necessary or advisable pursuant to Section 3.4 of the Plan. In addition, the Individual hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes or penalties imposed upon the Individual by any government agency at any time as the result of payment of the consideration set forth herein. The Individual further agrees to provide the Releasees and each of them with any tax information that they or it may reasonably request.

9. Beneficiaries and Successors. Each Releasee shall be deemed to be a beneficiary of the Individual’s promises and representations made herein. In the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall inure to the benefit of such successor or assign. In the event of a merger, transfer or sale of the equity or assets of an entity in the Company Group that results in such entity not continuing as a member of the Company Group, the Individual’s promises and representations made herein shall continue to inure to the benefit of such entity as well as the Company.

10. Entire Agreement. This instrument constitutes and contains the entire agreement and understanding concerning the subject matters addressed herein, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

11. Revocability. The Individual may revoke this Agreement in its entirety during the seven (7) days following execution of this Agreement by the Individual. Any revocation of this Agreement must be in writing, clearly state that it is a revocation of this Agreement, and be hand delivered to, or delivered in such a manner to

EXHIBIT B - 3

ensure receipt by, the Chief Executive Officer of the Company during the revocation period. This Agreement will become effective, enforceable, and irrevocable upon seven (7) days following its execution by the Individual (the “Effective Date”), unless it is revoked during the seven-day period.

12. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

14. Counterparts, Headings. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation.

15. Waiver, Amendment. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver shall be binding unless in writing and signed by the party waiving the breach. No amendment of any term or provision of this Agreement shall be binding unless in writing and signed by all parties to this Agreement.

16. No Presumption. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because it or its representatives drafted any of the provisions of this Agreement.

17. Additional Acts. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

18. No Admission. While this Agreement resolves all issues between the Individual and the Company, it does not constitute an admission by either side of any violation of federal, state, or local laws, ordinances, or regulations, of any violation of any agreement, policy or practice of the Company, or of any wrongdoing whatsoever.

EXHIBIT B - 4

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences. I declare under penalty of perjury under the laws of the United States and the State of New York that the foregoing is true and correct.

EXECUTED on the      day of              [                                        ].

The Individual

Signature:

Print Name:

EXECUTED on the      day of              at [                                        ].

Hughes Network Systems, LLC

By:

Print Name:

Its:

EXHIBIT B - 5

ENDORSEMENT

I,                                                                                   (the Individual named in the foregoing Agreement), hereby acknowledge that I was given 45 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 45-day period.

I declare under penalty of perjury under the laws of the United States and the State of New York that the foregoing is true and correct.

EXECUTED this      day of             ,         , at [                                        ].

Signature:

Print Name:

HUGHES THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date HUGHES COMMUNICATIONS, INC. HUGHC1 HUGHES COMMUNICATIONS, INC. 11717 EXPLORATION LANE GERMANTOWN, MD 20876 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain For All Withhold All For All Except 0 0 0 0 0 Yes No 0 0 0 0 0 0 0 0 0 Vote On Directors 01) Andrew D. Africk 02) O. Gene Gabbard 03) Pradman P. Kaul 04) Jeffrey A. Leddy THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. 1. ELECTION OF DIRECTORS NOMINEES: VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 14, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. ? Beneficial Holders: to sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. ? Registered Holders: to sign up for electronic delivery, please provide your consent to American Stock Transfer & Trust Company (“AST”) by accessing the account through AST’s website www.amstock.com. Please click on “Shareholder Account Access” to enroll. If you are utilizing any anti-spam software you may need to modify your settings to accept AST’s proxy related emails from proxy@amstock.com. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 14, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 05) Lawrence J. Ruisi 06) Aaron J. Stone 07) Michael D. Weiner 2. APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2006 EQUITY AND INCENTIVE PLAN 3. APPROVAL OF THE AMENDED AND RESTATED HUGHES NETWORK SYSTEMS, LLC BONUS UNIT PLAN 4. RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PRECEDING NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS. OTHER MATTERS (NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. HUGHC2 ANNUAL MEETING OF STOCKHOLDERS OF HUGHES COMMUNICATIONS, INC. APRIL 15, 2009 Please sign, date and mail your proxy card in the envelope provided as soon as possible. ?? Please detach along perforated line and mail in the envelope provided.? ? PROXY HUGHES COMMUNICATIONS, INC. 11717 EXPLORATION LANE GERMANTOWN, MARYLAND 20876 (301) 428-5500 THIS PROXY IS ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Dean A. Manson and Grant A. Barber (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the Annual Meeting of the common stockholders of Hughes Communications, Inc. to be held on April 15, 2009 at 10:00 a.m., EDT, at 11717 Exploration Lane, Germantown, Maryland and at any postponements or adjournments thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given by the undersigned to vote at said meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued and to be signed on the reverse side.